Exhibit (b)(1)

US$700,000,000.00

SYNDICATED TERM LOAN CONTRACT

dated 17 of January 2024

between
CLARENDON WORLDWIDE S.A.
as Debtor

CALLEJA, S.A. DE C.V.
as Solidarity Guarantor

TALGARTH TRADING, INC., and the Nominal Shareholder
as Guarantors

[REDACTED]
as Administrative Agent

and

the financial institutions listed in Annex 1
as Original Creditors

Annexes
Annex 1 — Creditors and Commitments
Annex 2 — Subsidiaries
Annex 3 — Conditions precedent to disbursements
Annex 4 — Financial reasons
Annex 5 — Liens
Annex 6 — Litigation
Annex 7 — Current Debt

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Appendices
Appendix A — Promissory Note Model
Appendix B — Model of Instrument of Assignment
Appendix C — Salvadoran Promissory Note Model
Appendix D — Disbursement Request Model
Appendix E-1 — Model of Debtor Closing Certificate
Appendix E-2 — Model of Closing Certificate of the Solidarity Guarantor
Appendix E-3 — Talgarth Closure Certificate Model
Appendix F-1 — Model of Legal Opinions of the Lawyers of the Debtor, the Joint Guarantor and the Guarantors
Appendix F-2 — Model Legal Opinions of the Creditors’ Lawyers and the Administrative Agent
Appendix G — Compliance Certificate Model
Appendix H — Irrevocable Payment Order Model
Appendix I — Model Certificate of Compliance for Long-Term Debt
Appendix J — Surplus Return Request Form
Appendix K — Compliance Certificate Model – Return of Surpluses
Appendix L — Salvadoran Public Deed Model
Appendix M — Payment Mechanics to be Implemented by the Guarantors and the Solidarity Guarantor in Favor of the Creditors

iii

LOAN CONTRACT TERM SYNDICATED

THIS SYNDICATED TERM LOAN CONTRACT (the “Contract”) is entered into on the date of 17 of January 2024,

BETWEEN:

(1)    CLARENDON WORLDWIDE S.A., public limited company constituted and in force in accordance with the laws of the Republic of Panama and registered in Folio No. 737718 (S) of the Commercial Section of the Public Registry of Panama, as Debtor;

(2)    CALLEJA, S.A. DE C.V., as Solidarity Guarantor;

(3)    TALGARTH TRADING, INC., public limited company constituted and in force in accordance with the laws of the Republic of Panama and registered in Folio No. 725621 (S) of the Commercial Section of the Public Registry of Panama and Francisco Javier Calleja Malaina, as Guarantors;

(4)    FINANCIAL INSTITUTIONS listed in Annex 1 as Original Creditors,

and

(5)    [REDACTED], as Administrative Agent.

CONSIDERING

That the Debtor requires a loan of up to the sum of US$700,000,000.00, to acquire, directly or indirectly, outside the Republic of Panama, up to one hundred percent (100%) of the shares of Almacenes Éxito.

That the Original Creditors (as this expression is defined below) are able to grant the Debtor the loan that it requires, in a syndicated manner, subject to the terms and conditions of this Contract.

BEARING THE ABOVE, THE PARTIES HEREBY AGREE as follows:

1. INTERPRETATION

1.1 Definitions. In this Agreement the following terms will have the meaning attributed to them below, which will have the same meaning whether in plural or singular:

“Shares” means all the shares of the share capital of Calleja, S.A. de C.V., owned by Talgarth and the Nominal Shareholder respectively, as this term is described in the Sub-clause 15.2. As of the date of this Contract, the ownership of the Shares is distributed as follows: two hundred and forty-nine thousand nine hundred and ninety-nine (249,999) shares are owned by Talgarth, covered by share certificate number nineteen (19), and one (1) share is property of the Nominal Shareholder, covered by share certificate number twenty (20); making a total of two hundred and fifty thousand (250,000) Shares.

“Nominal Shareholder” means Francisco Javier Calleja Malaina, male, of legal age, married, merchant, of Salvadoran nationality, with Salvadoran Unique Identity Document number zero one one four one nine two four - six (01141924-6).

“Creditor” means (i) an Original Creditor, or (ii) any Person who becomes a Creditor of this Contract in accordance with the Sub-clause 26.2.

“Original Creditor” means the financial institution or institutions that appear in Annex 1 of this Contract.

“Replacement Creditor” has the meaning attributed to said term in the Sub-clause 13.1.

“Commission Contracts” means each of the letters dated 17 of January of 2024, sent by the Debtor and the Joint Surety to the Arranger and each of the Original Creditors or those they instruct, as applicable, by which they accept the fees established in connection with this Contract

“SOFR Administrator” means the Federal Reserve Bank of New York or a successor administrator of SOFR, from time to time.

“SOFR Term Administrator” means CME Group Inc. or the successor administrator of SOFR Term that performs the same functions of CME Group Inc., as communicated by the Administrative Agent based on the instruction received by an Unanimity of Creditors.

“Affiliate” means with respect to a Person, any Subsidiary of such Person, the Holding Company of such Person or any other Subsidiary of the Holding Company of such Person.

“Administrative Agent” means [REDACTED], or whoever, from time to time, performs said function in accordance with the Financing Documents.

“Almacenes Éxito” means Almacenes Éxito S.A., a corporation organized and existing in accordance with the laws of Colombia, identified with NIT 890.900.608-9, registered initially in Book IX of the Chamber of Commerce of Medellín, Colombia, and later registered in Book IX of the Chamber of Commerce of Aburrá Sur, under number 36,413. With main address in Envigado, Colombia.

“Increased Cost” means (i) an increase or addition in cost; (ii) a reduction in the rate of return of the Loan or in the assets of the Creditors and/or the Administrative Agent, or their respective Parent Companies; or (iii) a reduction of any sum due and payable pursuant to any Financing Document, incurred or assumed by a Creditor and/or by the Administrative Agent, or its Parent, provided that such Increase in Cost is attributable to the granting of any of the Financing Documents, or to the funding or fulfillment of the obligations contemplated in the Financing Documents, by said Creditor and/or the Administrative Agent.

“Government Authority” means any of the executive, legislative or judicial branches, regardless of the way in which they act, whether national or municipal, as well as any municipal government body, any government agency, agency, secretariat, administrative department, regulatory authority, registry, government entity (including, without limitation, banking and tax authorities), decentralized body or equivalent entity or any department or other political subdivision thereof, or any government body, authority (including any tax authority) or any entity exercising government, executive, legislative or judicial functions, whether national or foreign.

“Change of Control” means the event in which any change occurs, direct or indirect, in the Control of the Debtor or the Joint Guarantor or of Talgarth.

“Capex” means the amount corresponding to additions to fixed and intangible assets.

“Head Office” means (i) the main registered office or (ii) the entity that has direct or indirect Control, or owns directly or indirectly, more than fifty percent (50%) of the share capital with voting rights, of the Creditors and/or the Administrative Agent, as appropriate.

“Base Case” means the financial model prepared for this Facility by the Structurer and the Joint Guarantor, and shared with all Original Creditors.

“Cause of Early Maturity” means an event or circumstance specified as such in the Clause 19.

“Salvadoran Transfer of Economic Rights” means the transfer of the economic rights, constituted by Talgarth and the Nominal Shareholder respectively according to their percentage of ownership of Shares, in favor of the Creditors, on all the dividends generated in the year two thousand twenty-three (2023) and subsequent periods that correspond to them in Calleja, S.A. de C.V., in the terms established in the Sub-clause 15.2.

“Permitted Assignee” means (a) the Creditors; or (b) the Affiliates of the Creditors; or (c) a financial entity with an international credit rating on itself or its long-term senior unsecured loans of no less than “BB+” (or its respective equivalent) by S&P or Fitch or “Baa2” (or its equivalent) granted by Moody’s; or (d) any financial institution or credit agency involved in the activity of granting or maintaining credit, which is located and its funding office is located in a jurisdiction acceptable to the Creditors, and which has: (i) a senior indebtedness of long-term unsecured with an international rating of no less than “BB+” (or its equivalent) granted by S&P or Fitch or “Baa3” by Moody’s (or its equivalent); or (ii) in the case of an institution incorporated in Colombia, a senior long-term unsecured debt with a local rating of no less than “AA+” granted by S&P or its equivalent, granted by any rating agency approved by the Financial Superintendence from Colombia; or (e) a private capital fund (i) that meets the requirements set forth in the rules applicable to eligible investments of the resources managed by the pension and/or severance fund management companies, (ii) is located in a jurisdiction acceptable to Creditors; and/or (iii) that is not a fund that invests in distressed assets (vulture fund), unless the Debtor and/or the Joint Guarantor is in Default.

“Holding Company” of a Person, means one of which said Person is a Subsidiary.

“Commitment” means:

(a)     For an Original Creditor, the principal amount shown opposite his or her name under the heading “Commitments” on the Annex 1 of this Contract, as well as the principal amount of additional Commitments that said Original Creditor acquires after the date of this Contract, if any, and

(b)     For any other Creditor, the principal amount of any Commitment that said Creditor acquires,

In any case, the Commitment is subject to any cancellation, transfer or reduction thereof in accordance with this Contract.

“Total Commitments” means the sum of the Commitments of all Creditors.

“Contract” means this Syndicated Term Loan Contract.

“Material Contract(s)” means any contracts, Contracts, pacts, or Agreements to which the Debtor and/or the Solidarity Guarantor is a party, as applicable, upon which the breach of these by the Debtor and/or the Solidarity Guarantor is a party, as applicable, or the modification or termination thereof, may cause or may result in a Material Adverse Effect.

“Control” means:

(a)     The power or capacity of a Person or group of Persons to impose, directly or indirectly, decisions in the general assembly of shareholders, partners or equivalent bodies, or to appoint or dismiss the majority of the members of the board of directors, advisors, administrators or their equivalents, of a legal entity;

(b)     Hold ownership of rights that allow, directly or indirectly, the exercise of voting with respect to more than 50% of the shares, participations, quotas or parts into which the share capital of a Person is divided;

(c)     The power or capacity of a Person or group of Persons to direct, directly or indirectly, the administration, strategy or main policies of a legal entity, whether through participation in the share capital, by contract or in any other way; and/or

(d)     In general, the power or capacity of a Person to submit to his or her will, directly or indirectly, the decision-making power of another Person.

The terms “Control”, “Controlling” or “Controlled” will have a correlative meaning to the definition of Control established here.

“Debtor” means Clarendon Worldwide S.A., a corporation organized and existing in accordance with the laws of Panama, registered in commercial folio No. 737718 (S) of the Public Registry.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are authorized to open for business in the city of New York, United States; Panama City, Panama, and San Salvador, El Salvador.

“SOFR Business Day” means any day other than (a) Saturday, (b) Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that securities departments fixed income departments of its members are closed throughout the day for the purposes of trading in United States government securities.

“Distributions” means any declaration of payment, distribution or payment made by any Person in money or in kind to its shareholders or Affiliates for:

(a)     Distribution or payment of dividends;

(b)     Distribution of reserves;

(c)     Capital reductions with reimbursement of contributions;

(d)     The repurchase, reacquisition or reimbursement of shares or any other title representing the capital of a Person to its shareholders;

(e)     Payment with cash or other assets of a Person as a result of capital reductions of said Person or other similar operations;

(f)     Payments associated with contracts for the provision of services or any type of remuneration or any obligation, except in the case of transactions with Affiliates permitted by the Financing Documents;

(g)     Any payment of any principal, interest or other amount on or in connection with any financial debt owed by a Person to an Affiliate;

(h)     Granting of credits with disbursement of monetary or in-kind resources, or

(i)      Any other operations of a similar or analogous nature to the above, including those whose effect is the remuneration or return of contributions or the premium in the placement of shares.

“Financing Documents” means the following documents:

(a)     This contract.

(b)     The Promissory Notes.

(c)     Commission Contracts.

(d)     The Instruments of Assignment.

(e)     The Solidarity Bond.

(f)     Salvadoran Promissory Notes.

(g)     The Salvadoran Transfer of Economic Rights.

(h)     Salvadoran Public Deed

(i)      Irrevocable Payment Orders.

(j)     The Flow of Funds Memorandum

(k)     Remedial Plans, in the event that one or more are approved by a Majority of Creditors

(l)      Any other document designated as such, by common Contract, by the Administrative Agent, duly authorized by the Majority of the Creditors and the Debtor.

“Dollars” or “US$” means the legal tender of the United States of America.

“Material Adverse Effect” means, in the reasonable judgment of the Creditors, a material adverse effect on:

(a)     The business, assets, prospects, results, profits, properties or financial condition of the Debtor, the Solidarity Guarantor or the Guarantors;

(b)     The ability or capacity of the Debtor, the Joint Guarantor or Guarantors to comply with their obligations under any Financing Document;

(c)     The validity, legality, effectiveness, enforceability or executability of the Financing Documents and any warranty (whether real or Personal) granted or to be granted in relation to this Contract, or

(d)     Any right of the Creditors and/or the Administrative Agent derived from a Financing Document.

“Short-Term Indebtedness” means Financial Indebtedness whose maturity or settlement period is equal to or less than three hundred and sixty-five (365) calendar days, except for the current portion of Long-Term Indebtedness.

“Long-Term Debt” means Financial Debt whose maturity or settlement period is equal to or greater than three hundred sixty-five (365) calendar days, including the current portion thereof.

“Financial Debt” means any indebtedness arising by reason of:

(a)     Overdrafts;

(b)     Money loans;

(c)     Credit lines;

(d)     Credit acceptances;

(e)     Bonds, promissory notes, bills, or any other similar instruments;

(f)     redeemable preferred shares;

(g)     Contracts or agreements that are considered a financial or capital lease in accordance with IFRS;

(h)     Accounts receivable sold or discounted, except those sold or discounted without recourse;

(i)     Costs of acquiring any good or service, to the extent that the deferred payment of such costs (i) has been structured for the primary purpose of financing the acquisition of such good or service, or (ii) extends for a period of more than six months after the acquisition of said good or service;

(j)     Transactions with derivative instruments (“interest rate swap, cap or collar agreements”) between said Person and a financial institution or other Person in which interest risk is transferred or mitigated;

(k)     Any other transactions that have the commercial effect of a debt, or

(l)     Any warranties, indemnities or similar insurance against financial loss of any Person in respect of any item referred to in the preceding paragraphs.

“Salvadoran Public Deed” has the meaning attributed to it in Sub-clause 15.2(c).

“Individual Financial Statements” means the individual financial statements of the Debtor, the Joint Guarantor and Talgarth, as applicable, in accordance with IFRS, consistently applied and applicable Law.

“Structurer” means [REDACTED].

“Facility” means the present credit facility.

“Disbursement Date” means the date on which the Loan or a portion thereof is disbursed.

“SOFR Determination Date Term” means two (2) SOFR Business Days prior to the first (1st) day of the Interest Period in question. Notwithstanding the foregoing, if on the Term SOFR Determination Date a Term SOFR rate was not published, then for the Interest Period in question, the Term SOFR rate will be taken as the one resulting from the mechanism described in the Sub-clause 8.2(b).

“Due date” means the seventh (7th) anniversary counted from the first Disbursement Date.

“Solidarity Guarantor” means CALLEJA, S.A. DE C.V., a corporation organized and existing in accordance with the laws of El Salvador, domiciled in the city of San Salvador, and duly registered in the Commercial Registry of El Salvador.

“Solidarity Bond” means the solidarity bond issued by the Solidarity Guarantor on the date of signing this Contract in the terms of the Sub-clause 15.1.

“Fundación El Salvador del Mundo” means the Fundación El Salvador del Mundo, a private interest foundation, organized and existing in accordance with the laws of the Republic of Panama, registered since December twenty-eight (28), two thousand eleven (2011) under folio number forty-nine thousand two hundred and sixty-five (49265) [U] of the Panama public registry.

“Guarantor” means Talgarth and the Nominal Shareholder, as well as any Person who has constituted or granted, or may constitute or grant, any type of warranty in favor of the Creditors in relation to this Facility.

“IFRS” means the international financial reporting standards promulgated by the International Accounting Standards Board (“International Accounting Standards Board”) in force from time to time.

“Tax” means any tax, tribute, tariff, levy, contribution, rate, duty or other charge or withholding of a similar nature, whether present or future, including, without limitation, any surcharge (including, if applicable, the Special Fund surcharge of Interest Compensation), penalty, fine, sanction, addition to the tax or interest related to these, established by any Government Authority.

“Default” means:

(a)     Any event, fact or circumstance that, with the expiration of a grace period or the mere passage of time, would result or materialize in a Ground for Early Expiry, and

(b)     A Cause for Early Expiry in accordance with the Clause 19 of this contract.

“Instrument of Transfer” means an instrument of assignment substantially in the form attached hereto as Appendix B.

“Law” means any law, legal rule, decree, regulation, agreement, final and non-appealable arbitration award, final and non-appealable judicial ruling or final and non-appealable decision of any Government Authority, which is applicable to any Person or any of its property or to which the Person or its properties are subject.

“Applicable Margin” means three point fifty percent (3.50%) annually.

“Compensation Margin” has the meaning attributed to it in the Sub-clause 8.2(c).

“Majority of Creditors” means, at any time:

(a)     Creditors whose balances of disbursed Loans plus balances of undisbursed Commitments constitute more than fifty percent (50%) of the balance of all disbursed Loans and the balance of Total undisbursed Commitments; or

(b)     If there are no outstanding balances payable on the Loans, the Creditors whose Commitments current and undisbursed commitments constitute more than fifty percent (50%) of the balance of the Total undisbursed Commitments.

“Funds Flow Memorandum” means the instruction note that the Debtor will present to the Administrative Agent together with each Disbursement Request, which will detail the destination of the funds requested in the respective Disbursement Request.

“Environmental Standards” means any law, decree or regulation of Panama and/or El Salvador, as applicable, related to pollution and protection of the environment, human health, workplace conditions and the emission, handling and waste of toxic substances, as well as all authorizations, orders, agreements, environmental impact studies and remediation programs.

“Facility Office” means the office(s) notified by a Creditor to the Administrative Agent either (i) on or before the date on which it becomes a Creditor, or (ii) with not less than five (5) Panama and El Salvador business days in advance, as the office(s) through which it will fulfill its obligations under this Contract.

“OPA” means the public acquisition offer for the common shares of Almacenes Éxito made by Cama Commercial Group, Corp.

“Irrevocable Payment Order” or “OIP” means each irrevocable payment order signed by each of the Guarantors, based on the Sub-clause 15.2; in the attached form as Appendix H.

“Promissory notes” means the promissory notes under Panamanian law issued by the Debtor together with each Disbursement Request in the form attached as Appendix A.

“Salvadoran Promissory Notes” means the promissory notes that the Joint Guarantor will issue in accordance with the laws of El Salvador, on the occasion of the Solidarity Bond, in the form attached as Appendix C, which will provide executive merit and the Filling Agreements for the Salvadoran Promissory Notes in the attached form of Annex I of Appendix C.

“Panama” means the Republic of Panama.

“Part” means a part of this Agreement.

“Pro rata Participation” means:

(a)     For the purpose of determining a Lender’s participation in the disbursements under the Loan, the proportion that its Commitment bears in relation to the Total Commitments.

(b)    For any other purpose on a given date:

(i)     The proportion that a Creditor’s interest in the Loan bears in relation to the entire Loan;

(ii)    If there is no Loan balance, the proportion that your Commitment bears in relation to the Commitments on that date, or

(iii)   If Total Commitments have been cancelled, the proportion that your Commitment bears in relation to the Total Commitments immediately before being cancelled.

“Availability Period” means the period from the date of signing this Agreement until the date (inclusive) that occurs first of:

(i)     Three (3) months from the date of signing this Contract;

(ii)    The date on which the Creditors’ Commitments under the Facility are canceled for any reason.

“Interest Period” has the meaning attributed to it in the Sub-clause 9.1(b).

“Person” means any natural or legal person, (or similar), non-profit association, foundation or corporation, Government Authority or any other entity.

“Remedial Plan” means the remedy plan that the Debtor, the Joint Guarantor and/or the Guarantors must present, as appropriate, to the Creditors and the Administrative Agent, for the approval of a Majority of Creditors, in the event that any of them is formally investigated, accused or charged in any type of judicial, administrative, disciplinary or fiscal process, carried out by any Government Authority of the national or foreign order, for the alleged commission of crimes or conduct punishable with money laundering, crimes source of money laundering, including crimes against public administration and/or the financing of terrorism, or administration of resources related to terrorist activities, or the violation of any anti-corruption regulations.

“Applicable Term” means, with respect to disbursements under this Facility, the term of three (3) months.

“Loan” means, depending on the context, the aggregate principal of each monetary loan disbursed under this Agreement, or the aggregate principal balance of such loans on a given date.

“Authorized Representative” means each of the Persons thus authorized by the Debtor and/or the Joint Guarantor to sign the Financing Documents according to the corporate authorizations issued by each of them.

“Social and Environmental Responsibility” has the meaning attributed to it in the Sub-clause 18.3 of this Contract.

“SOFR Administrator Website” means the website of the Federal Reserve Bank of New York, currently at https://www.newyorkfed.org/markets/reference-rates/effr, or any other source successor to the secured overnight funding rate identified as such by the SOFR Administrator from time to time.

“Term SOFR Administrator Website” means the CME Group Inc. website currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html or any other successor source of Term SOFR identified as such by the Term SOFR Administrator from time to time.

“SOFR” means, with respect to any day, an annual rate equivalent to the Secured Overnight Financing Rate for said day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately following day.

“Term SOFR” means, for the applicable Relevant Term (at the reference time determined by the Administrative Agent in its discretion) in relation to the disbursement or Interest Period concerned under this facility, the term rate towards the future (in English “forward-looking term rate”) based on SOFR that has been selected or recommended by the SOFR Term Administrator for that Applicable Term and posted on the SOFR Term Administrator Website (whether the Administrator consults directly to the Term SOFR Administrator Website or to another recognized site in the market (such as Bloomberg), which reflects the rate published on the Term SOFR Administrator’s Website), on a Term SOFR Determination Date.

“Disbursement Request” means the requests for disbursement of the Loan, substantially in the form of the Appendix D attached to this Contract signed by the Authorized Representative of the Debtor.

“Subsidiary” means an entity of which a Person has direct or indirect control or owns directly or indirectly more than fifty percent (50%) of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and policies of the entity whether through ownership of voting capital, by contract or otherwise.

“Super Majority of Creditors” means, at any time:

(to)    Creditors whose balances of disbursed Loans plus balances of undisbursed Commitments constitute more than seventy percent (70%) of the balance of all disbursed Loans and the balance of Total undisbursed Commitments; or

(b)     If there are no outstanding balances payable on the Loans, the Creditors whose current and undisbursed Commitments constitute more than seventy percent (70%) of the balance of the Total undisbursed Commitments.

“Talgarth” means Talgarth Trading, Inc., a corporation organized and existing in accordance with the laws of Panama and registered in Folio No. 725621 (S) of the Commercial Section of the Public Registry of Panama.

“Total Replacement Rate” has the meaning attributed to it in the Sub-clause 8.2(c).

“Reference Rate” has the meaning attributed to it in the Sub-clause 8.2(c).

“Replacement Rate” has the meaning attributed to it in the Sub-clause 8.2(c).

“Unanimity of Creditors” means, at a given time, all of the Creditors of the Loans.

1.2    Rules of Hermeneutics. (a) In this Contract, unless the contrary intention appears, a reference to:

(i)          An amendment entails or constitutes, as agreed in the respective document, a supplement, extension (whether expiration or otherwise), reformulation, re-enactment or replacement (whether or not more onerous) and amended will be interpreted accordingly.

(ii)         Assets includes present and future property, income and rights of any kind.

(iii)        An authorization entails or constitutes an authorization, consent, resolution, permission, license, exception, presentation, registration or notarization.

(iv)        Indebtedness encompasses or constitutes any obligation (whether incurred as capital or as security and whether present or future, current or contingent) for the payment or repayment of money.

(v)         Know Your Customer Requirements are the identification verifications and delivery of required information that the Creditors and/or the Administrative Agent request to fulfill their obligations under any applicable law or regulation to identify a Person who is (or will become) their client.

(vi)        A Person includes any individual, company, corporation, unincorporated association or body (including a partner, trust, fund, joint venture or consortium), government, state, agency, organization or other entity whether or not it has a separate legal personality.

(vii)       A Clause, Sub-clause, Annex or Appendix is a reference to a clause or sub-clause of, an annex or appendix to this Contract.

(viii)      A Party or any other Person includes its successors in title, permitted assignments and permitted assignees.

(ix)        A Financing Document or other document or security includes (without prejudice to any prohibition or amendments) any amendment to that Financing Document or other document or security, including any change in the purpose of, any extension by or any increase in the amount of a facility or any additional facility.

(b) Unless the contrary intention appears, a reference to a month or months is a reference to a period beginning on a day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which must end, except that:

(i)          If the numerically corresponding day is not a Business Day, the period will end on the previous Business Day.

(ii)         If there is no numerically corresponding day in that month, the period will end on the last Business Day in that month.

(c) Unless otherwise expressly provided in a Financing Document, a Person who is not a Party to a Financing Document may not enforce any of its terms and, notwithstanding any term of any Financing Document, no third-party consent is required for any amendment (including any release or undertaking of any obligation) or termination of any Financing Document.

(d) Unless the contrary intention appears:

(i)          A reference to a Party shall not include that Party if it has ceased to be a Party under this Agreement.

(ii)         A capitalized word or expression used in any other Financing Document or in any other notice given in connection with any Financing Document has the same meaning in that Financing Document or notice as in this Contract.

(iii)        Any obligation of the Debtor under the Financing Documents that is not a payment obligation will remain in force as long as any payment obligation of the Debtor is, may be or is capable of becoming outstanding under the Financing Documents.

(e) Any reference to a decision, designation, approval, agreement, satisfactory receipt, consent, certification, negotiation, acceptance or any other act required to be carried out, adopted or granted by the Administrative Agent under this Contract and the Financing Documents assume that said decision, designation, approval, agreement, satisfactory receipt, consent, certification, negotiation, acceptance or action (i) will be carried out, adopted or granted in turn upon instructions of the Creditors; (ii) will be carried out, adopted or granted directly in accordance with what is approved and accepted by the Creditors; (iii) will be carried out, adopted or granted in accordance with the terms previously established in this Contract or the other Financing Documents to which the Administrative Agent is a party. Under no circumstances will it be understood that the Administrative Agent acts in a discretionary manner.

(f) The headings in this Contract are intended for reference only and do not affect its interpretation.

2. FACILITY

2.1 Facility. Subject to the terms of this Contract, each of the Creditors makes available to the Debtor a loan in Dollars in the amount of the Total Commitments. It is stated that the Facility will consist of Commitments for a total capital value not exceeding US$700,000,000.00.

2.2 Nature of the rights and obligations of the Creditors. Unless an Unanimity of Creditors agree otherwise:

(a) The obligations of the Creditors contracted under the Financing Documents are simply joint. Each of the Creditors will have an individual and independent legal relationship with the Debtor, without this fact meaning that any of the Creditors is empowered, unilaterally, to change the conditions of term, rate and other conditions of the Documents of the Financing;

(b) The failure of a Creditor to comply with its obligations does not affect the obligations of the other Creditors under the Financing Documents;

(c) No Creditor is responsible for the obligations incurred by another Creditor under the Financing Documents;

(d) The rights acquired by a Creditor under the Financing Documents are rights separate and independent from the rights of the other Creditors; and

(e) Debts arising in favor of a Creditor under the Financing Documents are separate and independent debts from debts arising in favor of the other Creditors.

3. USE OF FUNDS

3.1 Loan. The Loan must be used by the Debtor only for the following uses:

(a) Acquire, directly or indirectly, outside Panama, up to one hundred percent (100%) of the shares of Almacenes Éxito.

(b) Replace the bank warranties issued by one or more of the Creditors, or by other financial entities, to support the OPA.

(c) Expenses associated with the negotiation, formalization and perfection of the Facility and Financing Documents, including, but not limited to, the payment of the commissions agreed in the Commission Agreements and in this Contract, as well as the fees of the legal advisors.

3.2 There is no obligation to supervise. The Administrative Agent is not obliged to supervise or verify the correct use of the Loan.

4. CONDITIONS PRECEDING DISBURSEMENTS.

The obligation of each Creditor to participate in the Loan is subject to the fact that, on each date of the Disbursement Request, the Debtor and the Joint Guarantor have delivered to the Administrative Agent (either directly or through their lawyers in Panama and/or El Salvador) all the documents listed in the Annex 3 and have met the following conditions:

(a) That the representations and warranties contained in the Clause 16 are true and correct as of the dates that correspond to each of them as expressed in the Sub-clause 16.2, which must be expressly stated by the Debtor in the Disbursement Request.

(b) That there is no Default, nor does one result as a consequence of the disbursement of the portion of the Loan that is the subject of said Disbursement Request, which must be expressly stated by the Debtor in the Disbursement Request.

(c) That all material, governmental and third-party approvals, consents, authorizations, rights, concessions, permits and any other regulatory requirements in the area in which the Debtor operates, if any, must be in full force to the satisfaction of the Creditors, which must be expressly stated by the Debtor in the Disbursement Request.

(d) That no Material Adverse Effect has occurred or is reasonably expected to occur on the business, financial condition, operations, regulatory environment, performance or future prospects of the Debtor or the Guarantor, which must be expressly stated by the Debtor in the Disbursement Request.

(e) That the Debtor and the Joint Guarantor are faithfully fulfilling each and every one of their obligations under the Financing Documents, which must be expressly stated by the Debtor in the Disbursement Request.

(f) That the Debtor and/or the Joint Guarantor have paid all commissions, expenses and other amounts due and payable to the Creditors, the Administrative Agent, the Structurer and the legal advisors, in relation to the Facility, which must be expressly stated by the Debtor in the Disbursement Request. In the event that the resources derived from the first Disbursement are going to be used for the payments described here, the details thereof must be included in the Funds Flow Memorandum that the Debtor must present to the Administrative Agent with the Disbursement Request.

(g) That the first OPA, or subsequent OPA, has been launched. By virtue of the foregoing, the Debtor must provide the Administrative Agent with a copy of the notice of the OPA that it or an Affiliate has made.

(h) For Disbursements of the second OPA and the following ones, that the Debtor has acquired, directly or indirectly, control over at least fifty-one percent (51%) of the shares and economic interest in Almacenes Éxito.

(i) That the Debtor and the Joint Guarantor have, to the satisfaction of the Creditors and the Administrative Agent, completed the internal due diligence process (“Know Your Client”) of each of them and have submitted all the information that may have been required, in accordance with the policies of each of the Creditors and the Administrative Agent, including, but not limited to, the provision of a signature card for each of them.

(j) That the Debtor has delivered the Base Case.

(k) That the Administrative Agent has received the Funds Flow Memorandum from the Debtor, in form and substance reasonably satisfactory to the Administrative Agent, in accordance with the terms and conditions of this Contract.

(l) That the Administrative Agent has received the Commission Agreements from the Debtor and the Joint Guarantor.

5. DISBURSEMENTS

5.1 Disbursement Request. (a) During the Availability Period (and up to two (2) Business Days before the expiration of said Availability Period), the Debtor may request the Loan, in one or more disbursements, by delivering to the Administrative Agent a Request for Complete disbursement and the corresponding Promissory Notes.

(b) The first disbursement must be, at least, equivalent to fifty-one percent (51%) of the value of the shares of Almacenes Éxito according to said value of the shares as defined in the OPA, provided that said value does not exceed the maximum amount of the Commitments.

(c) All Loan Disbursement Request must be received by the Administrative Agent, with a copy to the Creditors, no later than 9:00 am, Panama time, two (2) Business Days before the Disbursement Date object of said Disbursement Request.

(d) Disbursement Requests are irrevocable. The Debtor instructs the Administrative Agent and the Creditors to consider as not issued any instruction that is received for any reason by it or its representatives or agents after the Disbursement Request and that is contrary to or has discrepancies with respect to said Disbursement Request.

5.2 Complete Application. The aforementioned applications will be considered complete as long as:

(a) The Disbursement Date is a Business Day;

(b) The Disbursement Date occurs within the Availability Period;

(c) In the case of the first disbursement, the portion of the Loan that is the subject of the Disbursement Request is not less than five hundred ninety-nine million Dollars (US$599,000,000.00); and

(d) The portion of the Loan subject to said request plus the Loans from previous requests does not exceed the aggregate of the Total Commitments.

(e) The Debtor is in compliance with its obligations in accordance with this Agreement and other Financing Documents and a Material Adverse Effect or Default has not occurred.

(f) The Disbursement Request is submitted together with all the documents or evidence required to comply with the preceding conditions referred to in the previous Clause 4.

5.3 Loan Disbursement.

(a) The Administrative Agent must notify each Creditor no later than 2:00 pm, Panama time, of the day on which it receives the Disbursement Request in question, the details of the Loan requested and the disburse portion that corresponds to it.

(b) The portion of each Loan that is disbursable to a Creditor is its Pro rata Share of such Loan on the Disbursement Date.

(c) No Creditor is obliged to participate in the Loan that is the subject of a Disbursement Request if:

(i)          Its participation in the portion of the Loan that is the subject of such Disbursement Request plus its participation in previous disbursements exceeds its Commitment; or

(ii)         The portion of the Loan subject to said Disbursement Request plus previous disbursements exceeds the Total Commitments.

(d) If the conditions precedent to disbursements established in this Contract are satisfied, once notified by the Administrative Agent to the Creditors through a written document, each Creditor must make available and liquid the funds corresponding to its portion of the Loan to the Administrative Agent no later than 10:00 am, Panama time, on the Disbursement Date. For its part, the Administrative Agent will transfer, to the extent possible, the funds corresponding to said disbursement to the account designated by the Debtor in the Disbursement Request, no later than 10:00 am, Panama time, the Disbursement Date, for the total amounts made available by the Creditors. Without prejudice to the foregoing, in the event that the Administrative Agent receives funds from some of the Creditors on the Disbursement Date, but after 10:00 am, Panama time (due, for example, to operational issues of correspondent banks or to internal procedures of the Administrative Agent), then the Administrative Agent may make up to two (2) more transfers to the account designated by the Debtor in the Disbursement Request, no later than 12:00 pm and 2:00 pm, Panama time, respectively, of the Disbursement Date, for the total of the available and liquid amounts at said hours, if any. If, upon arrival at 2:00 pm, Panama time, on the Disbursement Date there is a Creditor that has not effectively complied with the disbursement of its portion, the Administrative Agent will not be obliged to make available said prorated part of the disbursement corresponding to said Creditor and will transfer to the Debtor only the sum of the amounts made available to the Administrative Agent by the rest of the Creditors.

(e) In the event that the Administrative Agent and/or the Creditors reasonably determine that the Disbursement Requests do not comply with the requirements provided for in this Contract or that the conditions precedent for each disbursement, applicable in accordance with the established in the Contract, the Creditors will refrain from making the requested disbursement, without responsibility on their part, and the Creditors must notify the Administrative Agent of said situation, if applicable, and the Administrative Agent to the Debtor, within a period not exceeding two (2) Business Days after receipt of the Disbursement Request, without, in any case, understanding that the lack of notification implies the obligation for the Creditors to disburse. The Debtor, after having been notified of said circumstance by the Administrative Agent, must submit a new Disbursement Request in compliance with the provisions of the Clause 5 of this Contract.

6. TERM AND PAYMENT OF LOAN CAPITAL

6.1 Term and amortizations. The Debtor must pay the Loan no later than the Maturity Date, as follows:

(a) Twenty-eight (28) consecutive quarterly amortizations of capital, the first amortization must be made on the date on which three (3) months have elapsed from the first Disbursement Date and so on, on a quarterly basis on the corresponding dates. The amortization amounts will be calculated taking into consideration the following percentages of the Loan amount:

Quarter	% Amortization
1	1.41%
2	1.41%
3	1.41%
4	1.41%
5	2.11%
6	2.11%
7	2.11%
8	2.11%
9	2.60%
10	2.60%
11	2.60%
12	2.60%
13	3.03%
14	3.03%
15	3.03%
16	3.03%
17	3.53%
18	3.53%
19	3.53%
20	3.53%
21	4.08%
22	4.08%
23	4.08%
24	4.08%
25	4.69%
26	4.69%
27	4.69%
28	18.89%
(includes balloon of 14.2%)
Total	100%

(b) Notwithstanding the provisions of paragraph (a) above, the final amortization shall correspond to the outstanding balance of the Loan.

Notwithstanding the foregoing, the Parties agree that if only the first disbursement under this Facility is made, i.e., the disbursement for the replacement of the bank warranties issued by one or more of the Creditors or by another financial entity to support the OPA, without perfecting the OPA in favor of an Affiliate of the Debtor, then the Debtor shall pay the Loan, in accordance with the terms of Section 7.1 of this Agreement.

6.2 Calculation of each amortization amount. No later than the second (2nd) Business Day prior to the beginning of a new Interest Period, the Administrative Agent will (i) calculate the amount of the respective principal repayment based on the respective percentage detailed in the table contained in paragraph (a) above multiplied by the total amount of the Loans and (ii) notify the Debtor and the Creditors of the amount of each quarterly payment that corresponds to them based on the Pro Rata Participation.

6.3 Final Payment. On the Maturity Date the Debtor shall pay to the Creditors, in one lump sum, any balance of the Loan resulting against it according to the books of the Creditors.

7. PREPAYMENT AND CANCELLATION OF THE LOAN

7.1 Mandatory prepayment for non-perfection of the OPA. (a) In the event that the Creditors make a disbursement under this Facility and, for any reason, the purchase and sale of Almacenes Éxito derived from the OPA is not perfected, the Debtor shall pay the Creditors the totality of the Loan, at the latest within the following five (5) Business Days counted from the date of such disbursement.

(b) In the event that the Creditors make disbursements under this Facility in an amount more than the final amount of the OPA, the Debtor shall pay the Creditors such excess no later than ten (10) Business Days after the date of the first disbursement.

7.2 Mandatory prepayment for payments arising from expropriation of assets, insurance or disposal of assets. (a) The Debtor must notify the Administrative Agent within five (5) Business Days following the receipt of payments from indemnities or payments for (i) the total or partial expropriation of any of the Debtor’s or Guarantor’s assets, (ii) the Debtor’s or Guarantor’s insurance policies, and (iii) payments obtained from the disposition or transfer of fixed assets of the Debtor or Guarantor. All mandatory prepayments listed above must be, net in cash, more than Five Million Dollars (US$5,000,000.00), either individually or in the aggregate. In this notice, the Debtor shall indicate whether it will prepay or submit a reinvestment plan.

(b) In the event that the Debtor does not intend to submit a reinvestment plan, it shall, within five (5) Business Days after submitting the notice referred to in paragraph (a) above, make available to the Administrative Agent the proceeds of the respective indemnification or payment.

(c) If, on the other hand, the Debtor informs the Administrative Agent, for subsequent remission to the Creditors, of its intention to invest the resources received in operating assets of the type generally used in the line of business of the Debtor or the Guarantor, the Debtor shall, within ten (10) Business Days following the notification provided for in subsection (a), submit the reinvestment plan of such resources, which shall be carried out, at the latest, within one hundred and twenty (120) calendar days following the receipt of the resources, a term of execution that may be extended by mutual agreement between the Debtor and the Creditors through the Administrative Agent.

Any portion of such net cash resources not invested by the Debtor or the Guarantor shall be applied to prepay the Facility, no later than the third (3rd) business day in Panama and El Salvador following the expiration of the one hundred and twenty (120) calendar day period mentioned above.

7.3 Voluntary prepayment. (a) The Debtor may prepay the Loan, in whole or in part, without penalty, by irrevocable written notice to the Administrative Agent, which must be received no later than 12:00 p.m., Panama City time, on the date occurring ten (10) Business Days prior to the prepayment date.

(b) The voluntary prepayment, if partial, shall be for a minimum principal amount of ten million Dollars (US$10,000,000.00) or more provided that it is in whole multiples of one million Dollars (US$1,000,000.00) or, in the event that the outstanding principal amount of the Facility as of such date is less, for the full amount of the Facility outstanding.

(c) The prepayment date must coincide with a payment date of the respective amortization under the Facility.

7.4 Automatic cancellation. The Commitment of each Creditor is automatically and immediately cancelled at 5:00 p.m., Panama time, on the last day of the Availability Period.

7.5 Non-revolving facility. The Facility is not revolving. No portion of the Loan that is prepaid under this Agreement may be reborrowed.

7.6 Miscellaneous Provisions. (a) Any notice of mandatory or voluntary prepayment and/or cancellation given under this Agreement is irrevocable. The Administrative Agent must notify the Creditors of the receipt of such notice within two (2) Business Days of receipt thereof.

(b) Any prepayment of the Facility shall be made together with (i) any fees due and payable as of the date of such prepayment, if any, including payments and/or fees that have not been paid to the Administrative Agent by the Debtor and/or the Guarantor; (ii) the amount of interest and/or interest in arrears incurred on the principal amount of the Facility that has been prepaid as of such date; and (iii) any additional costs, expenses, Taxes or withholdings payable pursuant to the provisions of this Agreement.

(c) Any voluntary or mandatory prepayment will be applied by the Administrative Agent:

(i)          pro rata among each Creditor, according to its participation in the Facility; and

(ii)         to the outstanding principal installments of the Facility in inverse order of maturity. For clarification purposes, the amounts of voluntary prepayments and mandatory prepayments shall be applied first to the last installment of principal and then to the other installments of principal in inverse order of their maturity.

(d) No prepayment or cancellation that does not comply with the terms of this Contract is permitted.

(e) No Creditor is obligated to disburse any portion of the Total Commitments that have been cancelled in accordance with the provisions of this Contract.

8. INTERESTS

8.1 Interest rate calculation. The calculation of the interest rate of the Facility shall be made observing the following rules:

(a) The interest rate of the Loan shall be the annual percentage rate resulting from the sum of:

(i)          Term SOFR (or the Replacement Rate, or any other alternative reference rate that in turn succeeds or replaces Term SOFR or the Replacement Rate); plus

(ii)         The Applicable Margin.

(b) The quotation used by the Administrative Agent shall be considered as full proof.

(c) Notwithstanding the foregoing, the Parties agree that, for the purposes of this Agreement, Term SOFR shall in no case be less than zero (0).

(d) The effective interest rate of the Loans shall be that which represents the cost of use of money expressed on an annualized basis to be paid by the Debtor to the Creditors as interest on the Loans received, considering the time value of money. The effective interest rate shall be calculated as an internal rate of return on the cash flows of the Receivables, which includes all amounts charged to the Debtor that constitute “Interest” shall be deemed to be the amount in any form or by any name charged by the Administrative Agent, at the direction of the Creditors, for the use of money. Any amounts charged by the Administrative Agent, at the direction of the Creditors, to the Debtor under different denominations or charges such as “handling fees”, “closing commissions”, “closing costs”, “payment to loan management commission agents” or simply, “commission” or “expense”) shall be considered as “interest” under the above criterion. For this calculation, successive iterations will be carried out until the net present value of the cash flow of the credits is equal to zero (0), or in other words, successive iterations until a rate is obtained that equals zero (0) the net present value of the cash flow of the Loans.

(e) To calculate interest, the number of calendar days elapsed shall be considered and using as a basis one (1) year of three hundred and sixty (360) days.

8.2 Reference rate replacement: Notwithstanding anything to the contrary contained in this Agreement or any other Financing Document, the Parties agree that:

(a) If for any reason the Term SOFR rate corresponding to the Interest Period of the Loan is not available or does not conform to the Term SOFR periodicity, the Term SOFR rate of the highest available published period will be taken. For purposes of the Term SOFR rate, the first five (5) decimal places will be taken, truncating to the fifth decimal place.

(b) In the event that, even though it is a SOFR Business Day, the relevant Term SOFR is not provided by the Term SOFR Administrator on a Term SOFR Determination Date, the Term SOFR rate for that day will be either (i) a rate formally recommended by the Term SOFR Administrator or (ii) the latest published Term SOFR rate.

(c) In the event that, at any time during the term of the Loan, the base interest rate used for this transaction (the “Reference Rate”) cannot be determined, the Creditors, through the Administrative Agent, will notify the Debtor in writing of such circumstance and will inform the Debtor of the new interest rate applicable to this Loan. The Debtor agrees and authorizes the Creditors, through the Administrative Agent, to select a base interest rate to replace the Reference Rate (the “Replacement Rate”) and if necessary, a reference margin to compensate for the difference between the Replacement Rate and the Reference Rate (the “Compensation Margin”) and in conjunction with the Replacement Rate, the “Total Replacement Rate,” which term shall apply even if there is no Compensation Margin, provided that the Total Replacement Rate has been determined or published by any authority, entity or regulator (such as, but not limited to, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto) or such Total Replacement Rate chosen by the Creditors, through the Administrative Agent, is consistent with international market practice to supplant the Reference Rate. In addition, the Debtor authorizes the Creditors, through the Administrative Agent, to apply the Total Replacement Rate on such terms as it deems best approximates the original terms of this Loan, provided that such practice is administratively feasible for the Administrative Agent; otherwise, the Total Replacement Rate shall be applied as reasonably determined by the Creditors, through the Administrative Agent. The Applicable Margin or spread originally agreed upon in this Agreement shall continue to apply, and may even be subject to modification, if required, provided it is modified in writing by the Parties to this Contract, and it shall be added to the Total Replacement Rate. In the period between the discontinuation of the Reference Rate and the determination by the Creditors, through the Administrative Agent, of the Total Replacement Rate, the base interest rate to be applied to this Loan shall be the last published Reference Rate until such time as the Creditors, through the Administrative Agent, determine the Total Replacement Rate to be applied to this Loan. The Total Replacement Rate will be communicated to the Debtor and will be effective as of the next Interest Period.

8.3 Rate Determination Date. The Administrative Agent must determine the interest rate for each Interest Period on the Term SOFR Determination Date.

8.4 Interest payment. The first interest payment in respect of disbursements under the Facility shall be made three (3) months after the first Disbursement Date and thereafter on a quarterly basis on the corresponding dates.

8.5 Interest on arrears. (a) If the Debtor fails to pay when due any sum payable under the Financing Documents, the Debtor shall pay on demand default interest on the overdue sum, from the due date thereof until the date on which such sum is actually paid.

(b) The default interest to be paid by the Debtor on the overdue amount shall be calculated by the Administrative Agent based on a default interest rate equal to three percent (3%) per annum above the interest rate that would have been applicable pursuant to Sub-Clauses 8.1 and 8.2, assuming that such overdue amount constitutes a Loan.

(c) Unpaid default interest must be capitalized and added to the overdue amount at the end of each Corresponding Term to accrue default interest but will continue to be payable on demand.

8.6 Notification. The Administrative Agent must give notice on the Term SOFR Determination Date to each relevant Party of the determination of an interest rate under this Contract.

9. INTEREST PERIOD

9.1 Ordinary Interest Period. (a) The Loan will have multiple successive Interest Periods.

(b) Except as contemplated in Sub-Clause 9.2, each Interest Period shall have a duration of three (3) months (the “Interest Period”).

(c) Each Interest Period shall commence on the Disbursement Date (in the case of the first Interest Period of the disbursement of a portion of the Loan) or upon the expiration of the immediately preceding Interest Period (in the case of subsequent Interest Periods), as the case may be.

9.2 Adjusted Interest Period. (a) The first Interest Period corresponding to each partial disbursement of the Loan must be adjusted to mature on the last day of the current Interest Period of that portion of the Loan previously disbursed.

(b) If an Interest Period would terminate after the Maturity Date, it must be adjusted to expire on the Maturity Date.

10. TAXES

10.1 Tax indemnification. (a) Expressly excluding the Taxes described in paragraph (b) below, the Debtor shall indemnify the Creditors and the Administrative Agent by reason of any Taxes actually incurred by reason of the Financing Documents or payments made by the Debtor to the Creditors and/or the Administrative Agent thereunder.

(b) Notwithstanding the provisions of paragraph (a) above, the Debtor shall have no obligation to indemnify the Creditors and/or Administrative Agent by reason of Taxes imposed on the income or assets of such party in — (including, without limitation, income generated by a Creditor and/or the Administrative Agent from this Loan):

(i)          The jurisdiction of incorporation of such Creditor and/or Administrative Agent;

(ii)         A jurisdiction in which such Creditor and/or Administrative Agent has a domicile for tax purposes and is considered to be a taxpayer in such jurisdiction; or

(iii)        The jurisdiction in which any Creditor has notified the Administrative Agent that the Facility Office is located.

10.2 Payments free of withholdings. All sums payable by the Debtor to the Creditors and/or the Administrative Agent under the Financing Documents shall be paid without any withholding or deduction for Taxes. Notwithstanding the foregoing, subject as provided in Subsection 10.1(b), the Debtor shall hold harmless the Creditors and the Administrative Agent from any money due under the Financing Documents in respect of any Taxes paid or payable by any of them, as well as any costs or expenses associated with or incurred in connection with such Taxes. The Debtor shall reimburse the Creditors and the Administrative Agent for the amount of Taxes and associated costs or expenses within ten (10) calendar days from the date of the request for payment by the Creditors and/or the Administrative Agent.

10.3 Compensating adjustment for withholding taxes. (a) If the Debtor or the Creditors and/or the Administrative Agent become aware that the Debtor or the Administrative Agent is required to withhold Tax, such Person must promptly notify the Administrative Agent. The Administrative Agent must then promptly notify the affected Creditors.

(b) In the event the Debtor or the Administrative Agent is required to withhold or pay Taxes in respect of any amount payable by the Debtor to the Creditors and/or the Administrative Agent under a Financing Document and in accordance with applicable Law, the Debtor shall pay to the Creditors and/or the Administrative Agent such additional sum as may be necessary for the Creditors and/or the Administrative Agent to receive the sum that it would have been entitled to receive if such Taxes had not been withheld or paid, other than withholding on account of the Taxes identified in Sub-Clause 10. 1(b) above.

(c) If the Debtor is required to withhold Taxes, the Debtor must make the minimum Tax withholding required by Law and pay the amounts withheld in such concept to the competent tax authorities within the deadlines established by Law.

(d) Within five (5) calendar days following the date on which a Tax withholding is made or the amounts withheld therefrom are paid to the competent tax authorities, the Debtor must deliver to the Administrative Agent evidence acceptable to the Administrative Agent that the Tax withholding and the payment of the amounts withheld therefrom to the competent tax authorities have been duly made.

10.4 Tax on the Transfer of Movable Property and the Rendering of Services (I.T.B.M.S.). The Debtor shall be responsible for any and all Taxes on the Transfer of Movable Property and the Provision of Services (ITBMS), if any, caused by virtue of the fees charged by the Creditors and/or the Administrative Agent in connection with the Financing Documents and/or any other concept to which the ITBMS applies due to changes in Panamanian Law.

10.5 Tax stamps. The Debtor shall pay and indemnify each Creditor and/or the Administrative Agent against any and all stamp duty, registration duty or other similar tax or charge payable in connection with the Financing Documents. The Parties agree and acknowledge that, as of the date of this Contract, pursuant to the Laws of Panama currently in force and the terms and conditions of this Contract, stamp tax in Panama would only be incurred in the event that any of the Financing Documents are presented as evidence before a Panamanian court. Notwithstanding the foregoing, in the event of changes to Panamanian Law, the Debtor shall pay and indemnify each Creditor and/or the Administrative Agent against any and all stamp duty, registration duty or other similar tax or charge payable in connection with the Financing Documents, resulting from such change or changes in the Laws of Panama.

11. COST INCREASE

11.1 Cost Increase. The Debtor shall pay to the Creditors and/or the Administrative Agent the amount of any Cost Increase incurred by such Person or any of its Affiliates as a result of any of the following events occurring after the date of this Contract:

(a) Adoption of a new law.

(b) Reform of a law.

(c) The change in the interpretation or application of a Law.

11.2 Claims. (a) If a Creditor files a claim for Increased Costs, it must notify the Administrative Agent of the circumstances giving rise to such claim and the amount of the claim. If the Administrative Agent is the one filing a claim, the Administrative Agent must notify the Creditors. In addition, such Creditor and/or the Administrative Agent, as applicable, shall, together with the claim, provide the appropriate party with a certificate stating the calculation and detail of the amount of the claim. The Administrative Agent shall, in any event, promptly notify the Debtor of the receipt or filing of such claim.

(b) Upon receipt by the Administrative Agent of the certificate referred to in Sub-Clause 11.2 (a) above, the Administrative Agent shall provide the same to the Debtor no later than the next Business Day in Panama and El Salvador. The Debtor shall have the right to file a legal recourse against the act that generates the Cost Increase within the legal term established for recourse to the act, but, in any case, such recourse must be filed prior to the due date for the payment of the amount of the claim. The Debtor must immediately notify the Administrative Agent (who in turn will notify the Creditors) of the filing of any appeal. In the event that the legal recourse filed is admitted and the claimed act is suspended by granting a precautionary measure, the Debtor shall not be obliged to make the payment of such claim until the recourse filed is definitively resolved. For clarity of the Parties, it is hereby stated for the record that the Debtor shall not be obliged to make the aforementioned payment in those instances in which the suspension of the act is extensive in its application to the Creditor and/or the Administrative Agent.

In the event that the legal recourse filed by the Debtor: (i) is not admitted; or (ii) is admitted without suspending the claimed act or without the suspension being extended to the Creditor and/or the Administrative Agent; the Debtor shall make payment of such claim no later than ten (10) Business Days after receiving the notification from the corresponding Governmental Authority. If the Debtor does not file a legal recourse, the Debtor shall pay such claim no later than ten (10) Business Days after receipt of the certificate.

(c) The Parties further agree that the Debtor shall indemnify the Creditor and/or Administrative Agent, no later than within a period of ten (10) Business Days, by virtue of any expenses, penalties, or Taxes incurred by either of them by virtue of any delay by the Debtor in connection with the payment of any of the claims detailed in this Sub-Clause 11.2 (the foregoing without prejudice to any remedies filed (or not) by the Debtor and the outcome thereof).

(d) In the event that the payment of an Increase in Costs is attributed to the fraudulent actions of a Creditor and/or the Administrative Agent, as determined in a final condemnatory resolution against said Creditor and/or the Agent Administrative, the party thus condemned will be responsible for compensating the other Parties, as appropriate, for the aforementioned payment of an Increase in Costs.

12. ILLEGALITY

(a) A Creditor must promptly notify the Administrative Agent and the Debtor as soon as it becomes aware that it is unlawful (in any jurisdiction relevant to such Creditor or its Head Office) to perform such Creditor’s obligations under the Financing Documents or it is unlawful to disburse or maintain its participation in the Loan.

(b) In this case, after receiving the notice referred to in paragraph (a) above, the Administrative Agent shall promptly notify the Debtor that:

(i)          The Debtor must take all steps to ensure that the respective Creditor’s participation is assigned pro rata among the other Creditors of the Loan.

(ii)         In the event that one or more Creditors are not interested or are unable to participate in the assignment provided for in (i) above, the Debtor may appoint a Replacement Creditor to acquire the rights, claims and obligations of such affected Creditor, as provided for in Sub-Clause 13.1 of this Contract; and

(iii)        The undisbursed balance of the Commitment acquired by such Creditor is automatically and immediately cancelled.

(c) In the event that the above-described assignment arrangements are not perfected, which shall always be the preference of the Parties, the prepayment date of the portion of the Loan corresponding to such Creditor shall be the first date occurring between: (i) five (5) Business Days counted from the expiration of the terms described in Sub-Clause 13.1 and (ii) the Business Day prior to the date on which it becomes illegal to maintain the financing. For purposes of this payment only, the payment rules set forth in Sub-Clause 7.6 (c) shall not apply.

13. REPLACEMENT OF CREDITORS

13.1 Change of Creditors. (a) In the event that the Debtor is required to (i) make payments for Cost Increases, (ii) prepay or terminate the Loan on grounds of illegality or (iii) make payments of Taxes under Clause 10 of this Contract with respect to any of the Creditors, then, unless the Creditor in question has fully mitigated the circumstances arising out of and resulting (or likely to result) in any such payments, the Debtor may, within thirty (30) calendar days after it is notified of the condition referred to in (ii) above, or within two (2) months (with thirty (30) calendar days’ prior notice) after it becomes aware that any of the conditions referred to in (i) and (iii) above may occur, appoint another bank or financial institution reasonably acceptable to the Administrative Agent and the Creditors (such bank or other financial institution, hereinafter referred to as the “Replacement Creditor”) to purchase for cash and in accordance with Subsection 26.2, all rights, claims and obligations of such Creditor under the Financing Documents, without recourse or cost to such Creditor, for a price equal to the balance of the Loan due to such Creditor plus accrued and unpaid interest and indemnities due hereunder to such Creditor. Such Creditor shall consummate such sale in accordance with such terms and conditions within a reasonable time, which in any event shall not exceed ten (10) calendar days from the date the Debtor has designated the Replacement Creditor, and upon such assignment such Creditor shall no longer be deemed to be a Party to the Financing Documents and shall have no obligations or claims or rights thereunder (except for the standby obligation contemplated by Clause 27 of this Contract), and the Replacement Creditor shall succeed to such rights, claims and obligations, including on the Undisbursed Commitments.

(b) Nothing in this Sub-Clause 13.1 relieves the Debtor from paying to the Creditors all Increases in Costs, Taxes and other costs and indemnities by reason of illegality incurred by them until the date on which they effectively cease to be a Creditor by reason of Sub-Clause 13.1.

13.2 Freedom of business conduct. Nothing in this Clause or in any other provision of the Financing Documents shall:

(a) Interfere with a Creditor’s right to conduct its business (and tax or otherwise) in any manner it deems appropriate;

(b) Compel a Creditor to investigate or apply for a credit, refund, right or payment on account of Taxes, or

(c) Compel a Creditor to disclose any information relating to its business, affairs or Taxes.

14. COMMON RULES FOR PAYMENTS

14.1 Place. (a) Unless other provisions of the Financing Documents specify another place or manner of payment, all payments to be made by the Debtor, the Joint Guarantor, the Guarantors and the Creditors under the Financing Documents shall be made to the Administrative Agent at:

Intermediary Bank in the United States

[REDACTED]

USA

Beneficiary bank

[REDACTED]

Final beneficiary

Account Name: [REDACTED]

Account Number: [REDACTED]

Attention: [REDACTED]

(b) The Administrative Agent may change the payment instructions contemplated in paragraph (a) above by giving notice to the Parties not less than five (5) Business Days prior to the respective payment date.

14.2 Payment date. All payments to be made by the Debtor and/or the Guarantor to the Administrative Agent and the Creditors under the Financing Documents shall be made from immediately available funds on the date such payment is due.

14.3 Distribution of resources. (a) Any sum received by the Administrative Agent for credit to another Party under the Financing Documents shall (subject as hereinafter provided in this Clause) be made available to such other Party by crediting by the Administrative Agent (as soon as practicable after receipt of such sum) to the bank account notified to the Administrative Agent by such other Party for such purpose not less than five (5) Business Days prior to payment.

(b) The Administrative Agent may apply (no later than within the next Business Day) any sums received from a Party (including, but not limited to, the Debtor, the Guarantor and/or the Guarantors) to pay any debt, obligation or amount owed by the Debtor to the Creditors under the Financing Documents, always maintaining the Pro Rata Participation. Notwithstanding the foregoing, in the event that the amount received by the Administrative Agent is to pay, pursuant to the terms and conditions of the Financing Documents, any debt, obligation or amount owed to Persons other than the Creditors (e.g., payment of fees to the Administrative Agent or the Structuring Agent, or legal expenses), such Pro Rata participation shall not apply.

(c) If a sum is paid to the Administrative Agent for credit to another Party under the Financing Documents, the Administrative Agent shall have no obligation to credit such sum to such other Party until the Administrative Agent is satisfied that such sum has actually been received by the Administrative Agent and such sum is immediately available to the Administrative Agent.

(d) Any principal or interest received by the Administrative Agent for payment to the Creditors under the Financing Documents (including, but not limited to, funds received from the Debtor under this Contract, from the Joint Guarantor under the Joint Guarantor Bond and/or from the Guarantors under the Salvadoran Economic Rights Assignment) shall be paid on a Pro Rata Participation basis.

(e) The Debtor’s payment obligation shall be deemed to have been fulfilled, provided that it is made in the manner and within the time period established by the Financing Documents to the Administrative Agent.

14.4 Currency. All payments to be made under the Financing Documents must be made in dollars, the legal tender of the United States of America.

14.5 Payments without withholding tax. All payments to be made by the Debtor under the Financing Documents shall be made without any deduction or withholding by reason of any right of set-off or counterclaim.

14.6 Business Days. (a) If a payment to be made under the Financing Documents is due on a day that is not a Business Day, the due date for such payment shall be extended to the immediately succeeding Business Day (if such Business Day occurs in the same calendar month) or shall be advanced to the immediately preceding Business Day (if the immediately succeeding Business Day does not occur in the same calendar month).

(b) In the event that the due date of a principal payment is extended by reason of not occurring on a Business Day, such principal shall continue to bear interest during such extension at the applicable rate for the Interest Period in question.

14.7 Partial payments. (a) If the Administrative Agent receives an amount from the Debtor that is insufficient to pay in full the obligations owed by the Debtor under the Financing Documents on a given date, the Administrative Agent shall charge the amount received against the payment of the obligations owed by the Debtor under the Financing Documents in the following order:

(i)          first, to pay, on a Pro Rata Participation basis, all commissions, fees, costs, expenses and other amounts accrued or incurred by the Creditors that are outstanding under the Financing Documents;

(ii)         second, to pay, on a Pro Rata Participation basis, accrued interest (whether moratorium and/or current) outstanding to Creditors under this Contract;

(iii)        third, to pay, on a Pro Rata Participation basis, the overdue principal outstanding to the Creditors under this Contract; and

(iv)        fourth, to pay, on a Pro Rata Participation basis, any other past due amounts outstanding to the Creditors under the Financing Documents.

(b) The Administrative Agent should vary the allocation order of the payments covered by previous subparagraphs (a)(ii) to (iv) if it is instructed by the Creditors Unanimity.

(c) The order of allocation of payments set forth in the preceding sub-clauses shall prevail over any instructions given by the debtor or the joint and several guarantors in this respect

14.8 Payments with no due date. If the financing documents do not stipulate the date on which a specific payment is to be made, such payment shall be due and payable on the third business day after demand.

15. WARRANTIES

15.1 Several and Joint Guarantee. (a) Calleja S.A. de C.V., being aware of all the covenants, obligations and conditions set forth in this Agreement and in the Financing Documents, hereby constitutes itself as joint guarantor (the “Guarantor”), to guarantee the effective compliance with all the obligations of the Debtor in this Contract and in all the Financing Documents, especially the payment obligations, and for such purpose it waives the benefit of expropriation of assets. The Joint Guarantor assumes the character of joint and several obligors with respect to all the obligations contracted by the Debtor in this Contract and in the Financing Documents, and the Creditors may

demand such obligations from the Debtor and/or the Joint Guarantor, jointly or separately. In order to enforce their rights, the Creditors may claim against the Debtor and/or the Joint Guarantor, without the latter being able to oppose the benefit of excussion or division.

(b) Payment guarantee: The Guarantee granted herein constitutes a personal guaranty of payment in favor of the Creditors. The obligations of the Guarantor hereunder shall be enforceable on the same terms and in the same priority as the obligations of the Debtor under the Financing Documents regardless of:

(i)          Any amendment or novation of the obligations that have been agreed to in accordance with the provisions of the Financing Documents;

(ii)         Any voluntary liquidation, compulsory liquidation, bankruptcy, insolvency, reorganization, restructuring, concordat, receivership, reorganization proceeding, adjustment, assignment of liabilities to creditors, dissolution, assignment of assets and liabilities or any similar proceeding or proceeding having similar effects in relation to the Debtor or any of its property;

(iii)        Failure by the Creditors to inform the Guarantor that the Debtor has breached any of the Obligations;

(iv)        The merger, spin-off, transformation, reconstitution, re domiciliation or any similar act of the Debtor or the Guarantor

(c) Payment: In the event of any Default, the Creditors may make this bond effective and consequently demand from the Joint Guarantor the payment of any obligation payable by the Debtor under the Financing Documents. This Joint and Several Guaranty shall be payable upon the first written demand of the Creditors sent to the address indicated in Sub-Clause 32.2 of this Contract, for which it shall be sufficient for the Creditors to state the amount of the unfulfilled obligations for the Joint Guarantor to make such sums available to them, at the latest within the following three (3) Business Days;

Each and every Default may be the subject of a separate and independent claim under the Joint and Several Guaranty.

The Parties hereby agree that this bond, by having the corresponding notarial authentic and apostille in accordance with the 1961 Hague Convention on Apostille, shall constitute an enforceable title in accordance with article 457 Civil and Commercial Procedure Code and other applicable laws of El Salvador.

(d) Waivers: The Joint Guarantor expressly, unconditionally and irrevocably waives:

(i)          To the benefit of excussion, division and any other similar benefit for a joint guarantor under the laws of El Salvador;

(ii)         At the demand in default, protest or the like, any acceptance and any other notice that may be necessary to enforce the obligations secured by the Guaranty under this bond;

(iii)        To claim that it has not received any direct or indirect benefit or consideration derived from the granting of this guaranty or the obligations guaranteed under this bond;

(iv)        To declare or request the termination of the bond on the occasion of any extension of the term for the performance of the secured obligations, since the Guarantor already accepts any extension of the term for the payment of the secured obligations that the Creditors grant to the Debtor.

In addition to the above, the Joint Guarantor hereby accepts and acknowledges that its rights arising from a partial payment will be subordinated to the rights of the Creditors under the Loan Contract. Therefore, the Joint Guarantor will not be able to make a demand for payment to the Debtor until the Debtor’s obligations towards the Creditors under this Contract have been paid in full.

15.2 Assignment of Salvadoran Economic Rights. (a) Likewise, in order to guarantee the effective compliance with all the obligations of the Debtor and the Guarantor arising from and/or related to this Contract and the Financing Documents, and any modification, amendment or reformulation of the obligations hereunder, especially the payment obligations, Talgarth and the Nominee Shareholder respectively according to their percentage of ownership, by this means grants, in favor of the Creditors, a full and irrevocable assignment of all the economic rights corresponding to them over the dividends generated in the year two thousand twenty-three (2023) and the following to be paid to them by the Guarantor (the “Salvadoran Economic Rights Assignment”), during the term computed from the date on which the first Disbursement occurs and until all the amounts owed by the Debtor under the Loan are fully paid to the Creditors, to the satisfaction of the Creditors. For these purposes, each Guarantor has also executed one or more Irrevocable Payment Orders, in the form set forth in Appendix H. The present Assignment of Salvadoran Economic Rights is subject to the following terms and conditions with respect to the shares held by the Guarantors in Calleja, S.A. de C.V. (the “Shares”): A) Voting rights and all other personal and cooperative corporate rights derived from the Shares shall not be affected and shall continue to be exercised by the Guarantors, in accordance with their percentage of ownership. On the other hand, the rights to receive dividends and any other patrimonial distribution on the Shares, generated in the fiscal year two thousand twenty-three (2023) and following, will correspond exclusively to the Creditors. For clarity, dividends generated in the year prior to two thousand twenty-three (2023) that have not been declared or paid, will be freely available to the Guarantors. Whenever there are profits in Calleja, S.A. de C.V., the Guarantors undertake to decree, at the respective annual general shareholders’ meeting, the payment of dividends, without conditions or limitations. B) In the exercise of their rights over the Shares, the Guarantors must abstain from taking, without the prior express written authorization of the Creditors and/or the Administrative Agent, any action or decision that may prejudice the economic rights assigned in favor of the Creditors, or that may compromise the present or future solvency of the Guarantor; including agreeing to a transfer of the Shares, or a merger, dissolution, liquidation, or consolidation of the Guarantor with another entity. As to the disposition (whether by means of a single transaction or by means of several transactions) of all or a substantial part of the assets of the Guarantor in favor of third parties, it may be made, provided that it does not exceed an amount of five million Dollars (US$5,000,000.00) and complies with the provisions of Sub-Clause 18.2(g). C) Upon notice sent by the Creditors or the Administrative Agent to the Guarantor or the Guarantors of the occurrence of any Default, and while such Default continues, the Guarantors shall exercise their voting rights at any general shareholders’ meeting, in compliance with applicable Salvadoran law and always in accordance with the instructions and in the best interests of the Creditors, for which they shall request written instructions from the Creditors or the Administrative Agent to vote on matters that are related to (i) remedying or mitigating the risks originated by a Default (ii) maintaining the value, class, type and suitability of the Shares, (iii) maintaining the integrity, operability and solvency of the Joint Guarantor, (iv) ensuring compliance with all the obligations set forth in this Contract, and (v) preserving the interests of the Creditors through this Salvadoran Economic Rights Assignment. D) The Joint Guarantor and the Guarantors shall be obligated at their own expense to: (i) diligently deliver to the Creditors and the Administrative Agent all documentation and information that is reasonably required in writing regarding the status and situation of the Shares; (ii) comply with all applicable regulations under Salvadoran law with respect to the assignment of economic rights, including the Law of Secured Transactions, which includes the granting of the Salvadoran Public Deed and its registration in the Registry of Movable Guarantees of El Salvador in the terms set forth below; and make, in the date of this contract, all applicable notations on the Guarantors’ Share certificates and in the shareholder registry of Calleja, S.A. de C.V., and in any other applicable public registry, so as to reflect and evidence before third parties this Assignment of Salvadoran Economic Rights; under the understanding that the Share certificates will remain in the possession of the Guarantors and therefore this assignment does not entail a displacement of such Share certificates; and (iii) to perform all acts necessary to ensure and/or operationalize the effective irrevocable assignment of the economic rights herein constituted, including any other registration, annotation in the Shares, filing, modification or notification that may be necessary or convenient at the request of the Creditors and/or the Administrative Agent. As part of the acts aimed at operationalizing the effective irrevocable assignment of the economic rights, this Salvadoran Assignment of Economic Rights will include as Appendix M of this contract, a description of the payment mechanics to be implemented by the Guarantors and the Joint Guarantor in favor of the Creditors. E) The Joint Guarantor and the Guarantors irrevocably undertake not to constitute any type of lien or any other right in favor of third parties on the Shares, and not to carry out any act, sale, assignment, transfer or legal business on the Shares, which may affect, damage or impair this Salvadoran Economic Rights Assignment in favor of the Creditors. F) The terms established in this Contract shall be deemed to have expired and the Creditors may immediately terminate the Loan and demand all the sums due under the same, in the event of any breach of this Assignment of Salvadoran Economic Rights. G) The obligations contracted by the Joint Guarantor and the Guarantors in this Sub-Clause 15.2 shall remain in force even if the Creditors assign part or all of their rights under this Agreement. H) In the event that the Guarantors in the future and for any reason subscribe or acquire by any means additional Shares in the share capital of the Joint Guarantor, they are obligated to constitute an irrevocable assignment of the economic rights corresponding to them, especially the dividends generated by such additional Shares, in favor of the Creditors. In this sense, in every act and moment in which there is an issuance of new Shares in the share capital of Calleja, S.A. de C.V., the Guarantors will be obliged to exercise their preferential subscription right, in accordance with the applicable Salvadoran regulations.

(b) As indicated in the corresponding Irrevocable Payment Order, the net payment of dividends generated in the year two thousand twenty-three (2023) and following, after application of any taxes or deductions under Salvadoran law, shall be made by Calleja S.A. de C.V. in favor of the Creditors to the bank account number [REDACTED] to be maintained by the Administrative Agent in [REDACTED] in its name, but for the account and in favor of the Creditors.

Payments of such dividends in favor of the Creditors shall be made in the bank account described above in the name of the Administrative Agent. Once the funds are received in such account, the Administrative Agent will deposit the corresponding funds to each Creditor, based on the Pro Rata Participation. The payments set forth above shall occur on or before the payment dates set forth in this Contract. The Guarantors may also make a crediting of dividends withheld from prior years.

Once the corresponding payment has been made, either with the Debtor’s own resources or with the proceeds from the payment of dividends generated in the year two thousand twenty-three (2023) and following or voluntarily or retained earnings from prior years, if there is a surplus (i.e., such dividends are greater than the respective Loan payment), then the Guarantors may request the Administrative Agent to return such surplus, by reinstatement to the Guarantors, provided that the Guarantors have delivered to the Administrative Agent, duly signed, (i) a Request for Return of Surplus, in the form set forth in Appendix J and (ii) a certificate of compliance, substantially in the form of Appendix K, certifying that (x) a Default has not occurred under the Indenture, (y) they are in compliance with the financial ratios listed in Annex 4 and (z) attaching the details of the calculation thereof as indicated in the aforesaid Appendix K. Once said resources have been delivered to the Guarantors, they shall be freely available.

(c) It is especially agreed by the Parties that, without prejudice to the Salvadoran Transfer of Economic Rights constituted by this Contract, it will be granted as soon as possible but, in any case, within a maximum period of ten (10) Business Days counted from the date of this Contract, by means of a public deed before a Salvadoran notary, a recognition and ratification of all the terms and conditions of this Salvadoran Transfer of Economic Rights, in which the Guarantors and the Joint Guarantor will appear recognizing and ratifying all its obligations, and the Creditor Parties accepting them (the “Salvadoran Public Deed”). The format of the Salvadoran Public Deed is attached to this Contract as Appendix L, and will be the public instrument to be registered in the Registry of Movable Guarantees of El Salvador, at the time it has been completed. The format of the Salvadoran Public Deed is attached to this Contract as Appendix L, and will be the public instrument to be registered in the Registry of Movable Guarantees of El Salvador, at the time it has been completed in a form and substance acceptable to the creditors and in compliance with applicable regulations. The Joint Guarantor and the Guarantors expressly and irrevocably undertake to grant the Salvadoran Public Deed as soon as possible, and in any case, no later than one (1) business day following receipt of all the necessary documents to sign the Salvadoran Public Deed by the Original Creditors and/or their representatives. Therefore, the Original Creditors state that the Guarantors, the Joint Guarantor and the Debtor will not incur any penalty or responsibility in the event that the Salvadoran Public Deed is not granted due to the Original Creditors not delivering the necessary documents for the same.

15.3 Salvadoran Promissory Notes. Likewise, in order to guarantee the obligations set forth in this Contract and in the Financing Documents, the Joint Guarantor shall execute one or more Promissory Note(s) in accordance with applicable Salvadoran law (“the Salvadoran Promissory Notes”) in favor of each of the Creditors, for the amount indicated therein, according to the format set forth in Appendix C. During the term of this Contract, such Salvadoran Promissory Note(s) shall remain valid, binding and enforceable, conferring upon each of the Creditors the right to resort to executive process in accordance with applicable Salvadoran law. Likewise, the Guarantor undertakes to renew or replace the Promissory Notes before their maturity, and/or in any other case that may be reasonably required by the Creditors.

The issue and delivery of the Promissory Notes shall not constitute a novation or modification of the Loan. Any effective payment that the Creditors receive by means of or by execution of one or more Salvadorian Notes shall release the Debtor from the payment of the respective amount, and therefore of an equivalent sum of the balance under the Loan.

15.4 Additional character. The Joint and Several Guarantee, the Salvadoran Economic Rights Assignment, and the Salvadoran Promissory Notes are independent of and in addition to any other security interests, real or personal, which exist or may in the future exist in favor of the Creditor Parties and shall not be affected by any grant, modification or cancellation of such other security interests.

15.5 Cancellation of the Warranties. The Creditors and/or the Administrative Agent undertake to execute the necessary instruments for the cancellation of the warranties granted under this Contract within thirty (30) calendar days after the payment of all amounts due and the fulfillment of all obligations by the Debtor, the Joint Guarantor and the Guarantors under this Loan Contract at the satisfaction of the Creditors.

16. REPRESENTATIONS AND WARRANTIES

16.1 Representations and warranties. In order to induce the Creditors to enter into this Contract and to grant the Loan, the Debtor, the Joint Guarantor and the Guarantors grant the following representations and warranties in favor of the Creditors:

(a) Organization. The Debtor, the Guarantor and Talgarth are companies duly incorporated and validly existing under the laws of their jurisdictions of incorporation, authorized to carry on their objects and activities in the jurisdictions in which they carry on business (if any) or maintain assets.

(b) Equity Participation and Ownership.

(i)          All issued, subscribed and outstanding shares were duly and validly authorized, issued and subscribed for and have been paid in full. All issued, subscribed and paid-up shares of each of the Debtor, the Joint Guarantor and Talgarth are ordinary shares and, accordingly, there are no preference, preferred or special rights shares. The records in the shareholder ledger of each of the Debtor, the Joint Guarantor and Talgarth reflect all historical transactions that have taken place in relation to the shares issued by each of the Debtor, the Joint Guarantor and Talgarth;

(ii)         Neither the Debtor, the Joint Guarantor nor Talgarth has issued options, bonds convertible into shares or other similar instruments entitling any Person to (1) subscribe for or acquire shares of its share capital; (2) exchange securities for shares of its share capital; or (3) receive any other securities which may be converted, exchanged or which constitute a right to subscribe for or acquire shares of the Debtor, the Joint Guarantor and Talgarth, as applicable, and

(iii)        Each of the Debtor, the Joint Guarantor and Talgarth and their respective Subsidiaries is the holder of the right to use and/or enjoy and has all title and documents evidencing its title to the assets included in its financial statements or acquired after the date thereof which are necessary for the conduct of its business, except for minor defects which do not materially interfere with its ability to conduct its business as currently conducted or to use such property and assets for their intended purposes.

(c) Capacity. The Debtor, the Joint Guarantor and the Guarantors have the capacity and power to execute all Financing Documents to which they are or will be parties and to perform all obligations incurred or to be incurred thereunder, and the Debtor, the Joint Guarantor and the Guarantors have the capacity and power, as applicable, to carry on their corporate purpose, to own their property and to conduct their business in the manner in which they currently conduct it.

(d) Authorization. All corporate acts and powers of attorney necessary to authorize the execution by the Debtor, the Joint Guarantor and Talgarth of the Financing Documents to which they are or will be parties, and the performance of their obligations thereunder, have been duly approved, and such corporate acts are in full force and effect.

(e) Validity. Each of the Financing Documents to which the Debtor, the Joint Guarantor, Talgarth and/or the Guarantors is or will be a party have been duly signed and granted and constitute legal, valid, binding and enforceable obligations of the Debtor, the Joint Guarantor, Talgarth and/or the Guarantors, as the case may be.

(f) Absence of Contraventions. Neither the execution of the Financing Documents nor the performance of the obligations thereunder or the execution of the transactions contemplated thereby by the Debtor or the Joint Guarantor or the Guarantors conflicts with or violates, as applicable to it, (i) any law or regulation applicable to it; (ii) an order of a court or other competent governmental authority; (iii) a permit, license, concession or authorization necessary for the conduct of its business; (iv) its articles of incorporation, bylaws or other similar constitutive document; or (v) a contract to which it is a party.

(g) Defaults. There is no Default under the Financing Documents, nor would a Default result from the execution of the Financing Documents or the consummation of the transactions contemplated thereby. There is no other event or circumstance constituting a Default under the terms of any other contract, instrument or document to which the Debtor or the Joint Guarantor or the Guarantors is a party or affecting its assets that has or would reasonably be expected to have a Material Adverse Effect.

(h) Licenses and Authorizations. All licenses, permits, consents, approvals and authorizations, whether governmental or third party, required to be obtained by the Debtor and/or the Joint Guarantor and/or Talgarth in connection with the execution of the Financing Documents, the consummation of the transactions contemplated thereby or material to the conduct of its business, if any, have been duly obtained and are in full force and effect.

(i) Financial Statements. The financial statements of the Debtor, the Joint Guarantor and Talgarth delivered to the Administrative Agent (i) have been prepared in accordance with IFRS, as consistently applied, and applicable Law; (ii) are duly audited and signed by the relevant auditors; and (iii) fairly and correctly represent the financial condition (consolidated, if applicable) as of the date on which they were prepared, except, in each case, for such qualifications as may be disclosed in such financial statements.

(j) No Material Adverse Change. There has been no Material Adverse Effect or adverse change that may affect the performance of its obligations under this Contract and the Financing Documents or affect the consolidated financial condition of the Debtor, the Joint Guarantor and Talgarth or, since the date of preparation of the last financial statements filed with the Administrative Agent.

(k) Litigation. Except for those described on Annex 6, there is no: (i) litigation, arbitration or administrative proceeding against the Debtor, the Joint Guarantor and/or the Guarantors, or to the best of its knowledge there is not pending or threatened against the Debtor, the Joint Guarantor or the Guarantors, the amount of which is at least One Million Dollars (US$1,000,000.00) or (ii) litigation, arbitration or administrative proceedings against the Debtor, the Joint Guarantor and/or the Guarantors, and/or to the best of its knowledge there is none pending or threatened against the Debtor, the Joint Guarantor or the Guarantors that has, or if adversely resolved would reasonably be expected to have, a Material Adverse Effect.

(l) Information. All information furnished by the Debtor, the Joint Guarantor and/or the Guarantors to the Creditors and/or the Administrative Agent in connection with the Financing Documents (including, without limitation, the financial information and the documents and certificates specified on Annex 3) is true and correct in all material respects as of its date. As of the date of this Contract, neither the Debtor nor the Joint Guarantor nor the Guarantors have failed to provide to the Creditors and/or the Administrative Agent any information which, if disclosed, would cause the information provided by them to be false or misleading in any material respect.

(m) Stamp Taxes. All stamp duties and other taxes or registration fees applicable in the Republic of Panama and/or of El Salvador, if any, that may be incurred with respect to the Financing Documents have been duly paid.

(n) Licensing and Domicile Requirements. It is not necessary (i) to enable the Creditors and/or the Administrative Agent to enforce their rights under the Financing Documents, or (ii) solely by reason of the grant of a Financing Document or the performance of obligations thereunder, that the Creditors and/or the Administrative Agent are required to obtain a license or qualify to conduct business in the jurisdiction of incorporation of the Debtor, Talgarth or the Joint Guarantor. The Creditors and/or the Administrative Agent shall not be deemed to be resident, to have established a domicile or to be conducting business in the jurisdiction of incorporation of the Debtor, Talgarth or the Joint Guarantor solely by reason of having executed the Financing Documents or performing their obligations or enforcing their rights thereunder.

(o) Jurisdiction and applicable law. (i) The submission to the courts of Panama or El Salvador, as contemplated in this Contract and other Financing Documents; (ii) the agreement to subject this Contract and other Financing Documents to the laws of Panama or El Salvador, as the case may be, and (iii) the agreement not to claim immunity to which it may be entitled, are legal, valid and binding commitments and agreements under the laws of the jurisdiction of incorporation of the Debtor, the Joint Guarantor or the Guarantors, as the case may be.

(p) Environmental Matters. The Debtor, the Joint Guarantor and Talgarth are in full compliance with all Environmental Standards applicable to them, except for those whose non-compliance does not have, and would not reasonably be expected to have, a Material Adverse Effect. There is no environmental claim against the Debtor or the Joint Guarantor or Talgarth that has, or if adversely resolved would reasonably be expected to have, a Material Adverse Effect.

(q) Taxes. The Debtor, the Joint Guarantor and the Guarantors have timely filed all tax returns with the appropriate tax authorities (as applicable) and are current in the payment of all Taxes applicable to them, except for those that are being contested in good faith and for which adequate reserves have been created in accordance with IFRS.

(r) Ownership of other assets. The Debtor, the Joint Guarantor and Talgarth have good title or right of use, under applicable laws and contracts, to all real property, personal property and rights (including intellectual property rights) necessary to conduct their business. The Debtor, the Joint Guarantor and Talgarth have good title to all of their assets as reflected in the latest financial statements furnished to the Administrative Agent.

(s) Pari Passu. The payment obligations acquired by the Debtor, the Joint Guarantor and Talgarth under the Financing Documents have at least pari passu status with all other unsecured payment obligations of the Debtor, the Joint Guarantor and Talgarth, except for those obligations preferred by Law.

(t) Solvency. The Debtor, the Joint Guarantor and the Guarantors are solvent and are not in a state of cessation of payments, imminent inability to pay or any other state that could initiate a process of insolvency, bankruptcy, reorganization, liquidation, bankruptcy or other with similar effect, in accordance with the applicable law in each jurisdiction. The Debtor, the Joint Guarantor and the Guarantors have the capacity to pay all their debts when and if they become due.

(u) Encumbrances. There are no mortgages, pledges, antichresis rights, security trusts or other encumbrances on any property of the Debtor, the Joint Guarantor or Talgarth, except for those imposed by the Financing Documents and those described in Annex 5.

(v) Subsidiaries. All Subsidiaries of the Debtor, the Joint Guarantor, and Talgarth are identified in Annex 2 of the Contract.

(w) Material Contracts. The Debtor, the Joint Guarantor, and Talgarth are in compliance with their obligations under all their respective Material Contracts.

(x) Absence of Sovereign Immunity. Neither the Debtor nor the Joint Guarantor nor Talgarth has sovereign immunity.

(y) Insurances. The Debtor, the Joint Guarantor, and Talgarth maintain duly insured properties with first-rate insurance companies, in amounts and terms consistent with industry practices and in any case to the satisfaction of the Creditors, goods used in the conduct of their businesses.

(z) Use of Funds. The Debtor will use the disbursements under this Facility as indicated in Clause 3.

(aa) Transactions with Affiliates. Transactions that the Debtor, the Joint Guarantor, and Talgarth engage in with affiliated companies are conducted on fair and reasonable market terms and are commercially competitive.

(bb) Warranties. The Assignment of Salvadoran Economic Rights and the Salvadoran Public Deed will be validly constituted, creating a valid and enforceable assignment of the economic rights of the Guarantors, especially over the generated dividends in the excersice of the year two thousand and twenty-three (2023) and the following that correspond to them in Calleja, S.A. de C.V., in favor of the Creditors.

(cc) Labor Relations and Safety Standards: The Debtor, the Joint Guarantor, and Talgarth declare that:

(i)          They do not engage in prohibited labor practices in accordance with the Laws applicable to them;

(ii)         There are no pending or warned strikes or stoppages within the operations of the Debtor and/or the Joint Guarantor and/or Talgarth;

(iii)        There are no pending labor representation processes before any Governmental Authority regarding the workers of the Debtor and/or the Joint Guarantor and/or Talgarth in accordance with the Laws applicable to them that represent or reasonably believed to represent a Material Adverse Effect;

(iv)        There is no questioning about the representativeness of any union concerning the workers (if any) of the Debtor and/or the Joint Guarantor and/or Talgarth; and

(v)         There is no union or similar group association that, to the knowledge of the Debtor, the Joint Guarantor, and Talgarth, may affect the regular operation or development of activities of the Debtor, the Joint Guarantor or Talgarth.

(dd) Current Debt. As of the date of this Contract, the Debtor, the Joint Guarantor, and Talgarth only owe the debt detailed in Annex 7.

(ee) Non-Presence in Panama. The Debtor, the Joint Guarantor, and Talgarth do not conduct operations, business, or activities in Panama or engage in income-generating activities considered to be produced within the territory of Panama, except for interests, financial commissions, and similar non-taxable in Panama, nor do they have an office or establishment in Panama and the money obtained from the disbursements of the Facility will be used entirely abroad or in a manner that does not generate income from a Panamanian source in accordance with the applicable law.

(ff) Anti-Money Laundering, Terrorism Financing, Anti-Corruption, and Sanctions:

(i)          The Debtor, the Joint Guarantor, and the Guarantors declare that neither they nor any of their directors, Affiliates, Subsidiaries, Shareholders, Legal Representatives, are or have been:

(a)         part of any contract, agreement, or covenant with any Person who, according to the information available at the time of entering into the Contract or during its validity, was or has been included in lists for the control of assets laundering and terrorist financing administered by any national or foreign authority, including, but not limited to, the “Specially Designated Nationals and Blocked Persons List” of the U.S. Department of the Treasury; the Office of Foreign Assets Control (OFAC) List of the U.S. Department of the Treasury; the “List of Sanctioned Firms and Individuals” of the Inter-American Development Bank Group’s Sanctions Committee; the “World Bank Group’s Listing of Ineligible Firms and Individuals”; the “Consolidated List of Financial Sanctions Targets” of His Majesty’s Treasury; the “Investment Ban List” of His Majesty’s Treasury; the “Consolidated United Nations Security Council Sanctions List” of the United Nations; and any list associated with Persons involved in assets laundering, terrorist financing, corruption, or similar matters of the United Nations Organization or the European Union and any other generally recognized list used for such purposes by any of the Creditors or that replaces any of the aforementioned lists;

(b)         the subject of economic or financial sanctions, commercial embargoes at any time by, among others, the government of the United States of America; the United Nations Security Council; or any Government Authority exercising jurisdiction over the Debtor and/or the Joint Guarantor and/or the Guarantors and/or their respective businesses, and

(c)         are linked by any Government Authority to any type of investigation or process for crimes related to drugs, such as, but not limited to, drug trafficking, narcotics trafficking, terrorism, kidnapping, assets laundering, terrorist financing, and administration of resources related to terrorist activities or other crimes related to such activities.

(ii)         The Debtor, the Joint Guarantor, and/or the Guarantors and their current legal representatives, shareholders, directors, their Subsidiaries, and Affiliates, to the best of their knowledge and understanding, declare that up to the present date:

(a)         have conducted their business in compliance with all anti-corruption, anti-asset laundering, and terrorism financing Laws applicable to them, have not been, nor are they involved in asset laundering, corrupt practices, or other illegal activities, and have not promised to engage in any business or transaction in the future in violation of any of these Laws and provisions;

(b)         have not engaged in or been involved in any sanctionable practice or assets laundering or terrorism financing, concerning any of their respective businesses. Internal management, accounting practices, and controls are adequate to ensure according compliance with these Laws.

(iii)        Neither the Debtor nor the Joint Guarantor nor the Guarantors, nor any of their respective legal representatives, current Shareholders, directors, Affiliates, and/or Subsidiaries, as well as their respective employees, legal representatives, agents, or any Person acting on behalf of or for the benefit of the Debtor and/or the Joint Guarantor, have engaged in any sanctionable practices that could subject such Persons to any investigation or proceeding by any Government Authority in relation to a violation of anti-corruption, asset laundering, and terrorism financing Laws applicable to them.

(iv)        The resources owned by the Debtor and/or the Joint Guarantor and/or the Guarantors, their Affiliates and/or Subsidiaries, including those that will be used to carry out the activities required for the execution of their respective businesses, derive from the execution of their lawful commercial activity and can be used in accordance with the Laws applicable to them to carry out the transactions contemplated in the Financing Documents.

(v)         The Debtor and/or the Joint Guarantor and/or the Guarantors, their Affiliates and/or Subsidiaries, their current shareholders, legal representatives, officers, and directors have not engaged in sanctionable practices or any act that may result in a drug-related offense, such as but not limited to drug trafficking, narcotics trafficking, terrorism, kidnapping, asset laundering, terrorism financing, and management of resources linked to terrorist activities or other offenses related to such activities, nor have they committed any act or offense for which they have been investigated, related to such activities, prosecuted, or accused, nor have they been listed by a Government Authority as suspended or disqualified individuals in their functions, or in the process of suspension or disqualification, or in any other way as ineligible or enabled persons to participate in programs or contracts with Government Authorities.

(vi)        The Debtor and/or the Joint Guarantor and/or the Guarantors, their Affiliates and/or Subsidiaries, their current shareholders, legal representatives, officers, and directors have no knowledge and have not been cited, linked, or defeated in trial, concerning any criminal process related to or derived from anti-corruption, asset laundering, and terrorism financing Laws applicable to them.

(vii)       The Debtor, the Joint Guarantor, and the Guarantors declare that, to the present date, none of their current legal representatives, shareholders, and/or internal and/or external advisors are public officials.

(viii)      Neither the Debtor nor the Joint Guarantor nor the Guarantors, nor their properties, assets, or income, under the Law, have immunity rights concerning demands, court jurisdiction or competent judge, judgments, attachments, compensation, or enforcement and compliance with a judgment, or any other legal process related to the obligations of the Debtor, the Joint Guarantor, and/or the Guarantors under this Contract and the Financing Documents, except for assets of an unattachable nature resulting from transactions made in accordance with the Law and prior to the conduction of the Financing Documents.

16.2 Date of representations and warranties. (a) The representations and warranties made in this Clause are made as of the date of this Contract.

(b) Notwithstanding the foregoing, the statements and warranties made in this Clause are deemed repeated (except in those cases where a statement or warranty expressly states that it is only made with respect to a specific date):

(i)          On each date of a Disbursement Request, and

(ii)         On each Loan Disbursement Date, in each case with the same effects as if they had been made on said date on which they are repeated.

17. OBLIGATIONS TO REPORT

17.1 Financial Statements. (a) The Debtor, the Joint Guarantor, and Talgarth shall provide the Administrative Agent, with sufficient copies for all the Creditors or digital copies, as required by each Creditor, of:

(i)          The duly audited Individual Financial Statements of the Debtor, the Joint Guarantor, and Talgarth for each of their respective fiscal years, and

(ii)         The unaudited quarterly Individual Financial Statements of the Debtor, the Joint Guarantor, and Talgarth.

(b) All Financial Statements shall be provided as soon as they are available, but:

(i)          In the case of audited Individual Financial Statements, no later than one hundred twenty (120) calendar days following the close of the corresponding fiscal year; and

(ii)         In the case of unaudited quarterly Individual Financial Statements, no later than sixty (60) calendar days following the close of the corresponding quarter.

(c) All financial statements shall be accompanied by:

(i)          A compliance certificate issued by an Authorized Representative of the Debtor, the Joint Guarantor, and Talgarth, respectively, substantially in the form of Appendix G, certifying that no Default has occurred or exists, and if a Default has occurred or exists, explaining the nature of such Default and the actions that the Debtor, the Joint Guarantor, and/or Talgarth have taken or propose to take in respect thereof, and

(ii)         An annex to said compliance certificate indicating in detail the calculations necessary to demonstrate compliance with the financial ratios referred to in Sub-clause 18.1(a).

(d) Any documentation received by the Administrative Agent for distribution to the Creditors shall be sent as soon as possible but in any event within the following two (2) Business Days.

17.2 Form of financial statements. (a) The Debtor, the Joint Guarantor, and/or Talgarth shall ensure that each set of financial statements provided in accordance with this Contract accurately and fairly represents the individual financial condition of each of them as of the date of such Financial Statements.

(b) The Debtor and/or the Joint Guarantor and/or Talgarth shall notify the Administrative Agent of any changes in the regulations applicable to them that, as a result of such change, result in modifications in the manner in which their respective audited financial statements are prepared. This obligation shall be fulfilled by the Debtor and/or the Joint Guarantor and/or Talgarth within a period not exceeding thirty (30) calendar days from the date the Debtor and/or the Joint Guarantor and/or Talgarth, as applicable, becomes aware of such change.

(c) The Debtor, the Joint Guarantor, and Talgarth shall provide the Administrative Agent, with sufficient copies for all the Creditors or digital copies, as required by each Creditor, of:

(i)          A complete description of any change notified under the preceding paragraph (b), and

(ii)         Sufficient information to enable the Creditors to make an appropriate comparison between the financial position shown by the set of audited financial statements prepared with the new changes and the most recent audited financial statements delivered to the Administrative Agent in accordance with this Contract.

(d) Neither the Debtor nor the Joint Guarantor nor Talgarth shall materially change their accounting policies and procedures.

17.3 Miscellaneous Information. The Debtor, the Joint Guarantor, and Talgarth shall provide the Administrative Agent, with sufficient copies for all the Creditors or digital copies, as required by each Creditor, no later than five (5) business days from Panama and El Salvador following the occurrence of the circumstances:

(i)          Any communication disclosed by the Debtor, the Joint Guarantor, and Talgarth to the capital markets and their creditors in general;

(ii)         Details of any litigation, arbitration, or administrative or penal proceeding (existing, threatened or in stage of investigation) against the Debtor, the Joint Guarantor, and/or Talgarth that has, or if resolved adversely could reasonably be expected to have, a Material Adverse Effect, and

(iii)        Any other additional information related to the financial condition and operations of the Debtor, the Joint Guarantor, and/or Talgarth as any Creditor, through the Administrative Agent, reasonably requests.

17.4 Notification of Default; Certification of Default. (a) The Debtor, the Joint Guarantor, and the Guarantors shall notify the Administrative Agent no later than three (3) business days from Panama and El Salvador following the occurrence of the circumstances of:

(i)          Any Default (and the steps, if any, taken to remedy it) that occurs, as soon as they become aware of it;

(ii)         Any event that may relate the Debtor and/or the Joint Guarantor and/or Talgarth, its directors, legal representatives, and/or shareholders and last, current or previous beneficiaries, and those of their respective Affiliates and/or Subsidiaries, with activities of corruption, asset laundering, and financing of terrorism;

(iii)        Litigation, contingencies, investigations, or proceedings that may exist, which if not resolved or if resolved unfavorably, could result in or reasonably be expected to result in a Material Adverse Effect or may prevent the Debtor and/or the Joint Guarantor and/or Talgarth from meeting their payment obligations under this Contract and the other Financing Documents; and

(iv)         Any other fact or event that could reasonably be expected to result in a Material Adverse Effect.

(b) Upon request of any of the Creditors through the Administrative Agent, the Debtor, the Joint Guarantor, and the Guarantors shall provide to the Administrative Agent, no later than ten (10) business days from Panama and El Salvador following the request, a certificate, signed by two Authorized Representatives, certifying that there is no Default or, if any, the steps taken to remedy it, which shall have the non-objection of the Administrative Agent (which in turn shall be approved by Unanimity of Creditors.)

17.5 Inspections. The Debtor, the Joint Guarantor, and Talgarth shall allow the Administrative Agent (and the Creditors, to have a clause of Early Maturity) and their representatives and advisors, upon written request with at least five (5) business days from Panama and El Salvador (except in the case of a Default, in which case the Administrative Agent and the Creditors shall only need to give written request to the Debtor, the Joint Guarantor, and Talgarth, without the need for the five (5) business days from Panama and El Salvador prior notification), between 8:00 a.m. and 5:00 p.m., local time of the Debtor or the Joint Guarantor or Talgarth, as applicable, reasonable access to their facilities, books, and records, as well as have discussions with their executives, in order to confirm compliance with the provisions contained in the Financing Documents and to understand the state of the business, operations, and finances of the Debtor, the Joint Guarantor, and Talgarth, safeguarding any confidentiality obligation that the Debtor, the Joint Guarantor, and Talgarth owe to a third party.

17.6 Fiscal year. Neither the Debtor nor the Joint Guarantor nor Talgarth shall change its fiscal year without the consent of the Majority of the Creditors.

18. OBLIGATIONS TO DO, NOT TO DO, AND OTHER OBLIGATIONS

18.1 Obligations to do. Unless a Majority of Creditors expressly and in writing authorizes otherwise (or a Super Majority of Creditors or Unanimity of Creditors as required by the terms of this Contract), and until the Debtor and the Joint Guarantor have fully and faithfully complied with all obligations contracted or to be contracted hereby, the Debtor and the Joint Guarantor undertake to do the following:

(a) Financial ratios. Comply with the financial ratios contained in Annex 4 of this Contract.

(b) Authorizations. (i) Obtain, keep valid, and comply with the terms, and (ii) provide to the Administrative Agent, upon request of any of the Creditors, no later than ten (10) business days from Panama and El Salvador following such request, certified copies of all authorizations, licenses, patents, permits, trademarks, consents, and resolutions, whether governmental or from third Parties, that are necessary, in accordance with any applicable Law or Contract, for the Debtor and the Joint Guarantor to comply with the obligations undertaken under the Financing Documents, for the validity or enforceability of the Financing Documents, or for the conduct of their businesses.

(c) Compliance with Laws. Comply with all laws, decrees, rules, and regulations applicable to them, including but not limited to laws regarding occupational health, industrial safety, competition law, human rights, and compliance with applicable laws related to the prevention and control of asset laundering, terrorism financing, corruption, or similar matters, as well as implementing measures aimed at preventing their operations from being used as instruments for concealing, handling, investing, or benefiting in any way from money or other assets derived from illicit activities, to give the appearance of legality to these activities, or to violate any applicable Law.

(d) Information. Provide to the Creditors, through the Administrative Agent, any information (including but not limited to financial information) that they reasonably (at the discretion of the Creditors) may require.

(e) Environmental matters. Comply with all applicable Environmental Standards related to the properties where they conduct their business. Additionally, the Debtor agrees to notify the Administrative Agent, as soon as it becomes aware, about: (i) any lawsuit, claim, proceeding, or investigation against it related to an Environmental Standard, and (ii) any situation, fact, or circumstance that could reasonably be expected to result in a lawsuit, claim, proceeding, or investigation against them or the Guarantors related to an Environmental Standard, which has or if resolved adversely could reasonably be expected to have a Material Adverse Effect or result in any obligation for the Creditors and/or the Administrative Agent.

(f) Compliance with Contracts. Comply with the terms and conditions of their Material Contracts. They shall also comply with the terms and conditions of other Contracts as well as their obligations and commitments, the non-compliance of which has or could reasonably be expected to have a Material Adverse Effect.

(g) Properties, Assets, and Insurance. Maintain in good condition (except for ordinary wear), and properly insure with first-rate insurance companies, for amounts and terms consistent with industry practices and in any case to the satisfaction of the Creditors, the movable and immovable properties, material or relevant in the conduct of their business.

(h) Taxes. File with the tax authorities all income tax returns and related documents, where applicable, as well as those concerning any Taxes, within the timeframes required by law, and pay, before incurring fines or penalties, all Taxes due in accordance with the law, except for those Taxes (i) that are in good faith dispute, (ii) whose payment can be legally withheld, and (iii) for which adequate reserves have been created in accordance with IFRS.

(i) Books and controls. Maintain adequate financial, accounting, commercial, and corporate books and records, as well as internal controls, that comply with applicable Laws and IFRS.

(j) External auditors. Within three hundred sixty (360) calendar days following the acquisition of Almacenes Éxito, appoint as external auditor one of the following public accounting firms: (i) [REDACTED]; (ii) [REDACTED]; (iii) [REDACTED]; (iv) [REDACTED]; or (v) [REDACTED].

(k) Cooperation. Grant such other agreements, instruments, and documents, and carry out such other acts, as the Creditors and/or the Administrative Agent reasonably request (subject to the costs incurred by the Debtor and the Joint Guarantor being limited to reasonable costs as contemplated in Clause 24), and further agree to reasonably cooperate with said Creditor and/or the Administrative Agent for the purpose of enforcing the rights of said Creditor and/or the Administrative Agent arising from the Financing Documents.

(l) Use of Funds. Use the funds from the Loan solely and exclusively for the purposes stated in this Contract. The Administrative Agent, upon instruction from the Creditors, may request evidence from the Debtor at any time regarding the use of the funds, for which the Debtor shall have a period of five (5) business days from Panama and El Salvador to submit the corresponding documentation.

(m) Compliance with Obligations. Comply or cause compliance with all obligations under the OPA. To verify the above, the Creditors may request, through the Administrative Agent, reports from the Debtor and/or the Joint Guarantor demonstrating compliance with this obligation.

(n) Pari passu. Ensure that its payment obligations under the Financing Documents are at all times in a pari passu state with all other unsecured payment obligations, present and future, except for obligations preferred by law.

(o) Material Events. Notify the Administrative Agent in writing, no later than five (5) business days from Panama and El Salvador after the occurrence of the event or situation, of any event or situation that may affect the fulfillment of its obligations.

(p) Priority in the use of resources from the Syndicated Term Loan Agreement for OPA: For the purposes of OPA, the Debtor irrevocably undertakes to prioritize and use, up to the total amount of the Commitments, the resources derived from this Contract. Once said total amount is exhausted, other sources of resources for the OPA may be utilized.

(q) Dividends. Ensure that dividends generated in the fiscal years of the years two thousand twenty-three (2023) and following, are declared and promptly and effectively paid by the Joint Guarantor to the benefit of the Creditors, directly or through the Administrative Agent, for the service of the debt under this Facility, following the operational process detailed in the respective assignment document. Consequently, the Joint Guarantor and/or the Guarantors, as appropriate, undertake, upon signing this Contract, to carry out all necessary procedures and actions, as well as to grant and sign all required documents, reasonably requested by the Creditors to perfect the Salvadoran Economic Rights Assignment, which will fall on the dividends generated in the fiscal years of the years two thousand twenty-three (2023) and following, until the payment of all the obligations contained in this Contract to the satisfaction of the Creditors. Without prejudice to the aforementioned payment obligation, it is noted that if, following the aforementioned process, there are excess resources derived from the dividends whose rights were assigned, these will be made available to the Debtor by the Administrative Agent and used for other purposes, provided that the Debtor and the Joint Guarantor have fully and faithfully complied with all obligations contracted or to be contracted under the Financing Documents and the process established in Appendix M is complied with.

(r) Commissions: Timely pay the commissions referred to in Clause 22 of this Contract, including but not limited to those agreed upon in the Commission Agreements, according to the terms and conditions stipulated therein.

(s) Salvadoran Public Deed: Comply with the terms and conditions established in Sub-Clause 15.2.

(t) Remedial Plan: Comply with and cause Guarantors to comply with any Remedial Plans that are approved by a Majority of Creditors.

18.2 Obligations not to do. Unless a Majority of Creditors expressly and in writing authorizes otherwise (or a Super Majority of Creditors or Unanimity of Creditors as required by the terms of this Contract), and until the Debtor and the Joint Guarantor have fully and faithfully complied with all obligations contracted or to be contracted hereby, the Debtor and the Joint Guarantor undertake not to carry out any of the following acts or transactions:

(a) Existence. Dissolve, terminate their legal existence, cease their business operations, liquidate, or split.

(b) Constitutive Documents. Amend their articles of incorporation, statutes, or other constitutive documents or enter into any shareholders’ agreement.

(c) Mergers. Merge, consolidate, amalgamate, combine, or redomicile, except for (i) a merger, consolidation, amalgamation, or combination between Subsidiaries of the Debtor, or (ii) a merger, consolidation, amalgamation, or combination in which, following the same, the surviving entity is the Debtor, there is no Change of Control, and it does not result in a violation of the financial ratios contemplated in Sub-clause 18.1 (a) or in any other Clause of this Contract. The Debtor and/or the Joint Guarantor shall provide written notice to the Administrative Agent and the Creditors at least thirty (30) calendar days before carrying out a merger, consolidation, amalgamation, or combination with another Person under this Sub-clause, of said merger, consolidation, amalgamation, or combination.

(d) Change of Control. Allow (i) a Change of Control or (ii) that, following the acquisition of ordinary shares of Almacenes Éxito by Cama Commercial Group, Corp., an Unaffiliated third-party Controls Almacenes Éxito.

(e) Subsidiaries. Create Subsidiaries.

(f) Liens and/or personal guarantees. (i) Create a mortgage, pledge, anticresis, guarantee trust, warranty assignment, or any other real or personal encumbrance on its present and/or future assets and rights, or assume liability or provide guarantees (real or personal) to secure obligations of third parties (including, but not limited to, guaranteeing obligations of any Affiliate), or (ii) allow Talgarth to create a mortgage, pledge, anticresis, guarantee trust, warranty assignment, or any other real or personal encumbrance on its present and/or future assets and rights, or (iii) allow Talgarth to assume liability or provide real or personal guarantees to secure obligations of third parties (including, but not limited to, guaranteeing obligations of any Affiliate), except for (i) encumbrances created as security for this Loan; (ii) encumbrances arising mandatorily by operation of Law, or (iii) encumbrances created in the ordinary course of commercial business securing indebtedness of the Debtor or the Joint Guarantor whose amount, individually or aggregated (when aggregated with the amount of other future indebtedness of the Debtor or the Joint Guarantor secured with encumbrances), does not exceed Five Million Dollars (US$5,000,000.00).

(g) Asset transfers. Sell, assign, exchange, donate, place in trust, transfer, lease, or in any other way dispose of all or part of its assets, except for sales, assignments, exchanges, donations, trusts, transfers, and disposals of assets: (i) that are obsolete or impaired or not useful for the business, made by the Debtor, provided that they are at market value; (ii) made by the Debtor or the Joint Guarantor or any of their Subsidiaries in the ordinary course of business, at market value; (iii) made by the Debtor or the Joint Guarantor or any of their Subsidiaries, at market value, to replace assets, provided that all or substantially all of the sale proceeds are used within a reasonable period for extraordinary repayments of the Debtor’s balance under the Loan or to acquire assets that replace the sold assets or invest it in capital projects for its facilities; or (iv) not mentioned in (i) to (iii) above, made by the Debtor or the Joint Guarantor or any of their Subsidiaries, provided that (1) the asset to be sold is not shares issued by Talgarth and/or by the Joint Guarantor; (2) the sale is made at market value, and (3) the transfers made by the Debtor, the Joint Guarantor, and their Subsidiaries, based on the aforementioned point (iv), do not exceed the greater of the annual amount of US$5,000,000.00, or the aggregate of two point five percent (2,5%) of the total assets of the Debtor or the Joint Guarantor and/or any of their Subsidiaries, as applicable, from the date of signing of this Contract until the date when all sums payable to the Creditors under the Financing Documents have been effectively paid.

(h) Loans. Grant loans to any Person or allow withdrawals or advances or have receivables from its shareholders, directors, Affiliates, or related companies.

(i) Business operations. Modify the nature of its operations or in the normal course of its business, its corporate purpose, its accounting policies, and practices.

(j) Investments. Make investments, except for investments in Capex of up to one point two percent (1.2%) of the Debtor’s and the Joint Guarantor’s operational income, as applicable.

(k) Additional Indebtedness. Incur additional Financial Indebtedness, except for:

(i)          New Long-Term Indebtedness for the Joint Guarantor, provided that: (a) the Debt/EBITDA leverage ratio is equal to or less than three times (3.0x), including the new Long-Term Indebtedness; and (b) the new Long-Term Indebtedness has a longer term and average life than the Facility at the time of granting. Once the Joint Guarantor incurs Long-Term Indebtedness, it must provide a compliance certificate issued by an Authorized Representative of the Joint Guarantor, in the form of Appendix I of this Contract, certifying compliance with the indicators described in this clause (k).

(ii)         Short-Term Indebtedness for the Joint Guarantor, provided that such indebtedness, at the measurement date, is equal to or less than one time (1.0x) the EBITDA of the immediately preceding fiscal period.

(l) Contracts. Enter into new contracts, outside the normal course of business, that could compromise the resources intended to repay this Loan, nor terminate or modify existing Material Contracts.

(m) Distributions. Declare or make Distributions except for a declaration or payment of dividends as provided in Sub-clause 18.1(q).

(n) Shares. Issue, redeem, or repurchase shares of its share capital, or transfer shares of its Subsidiaries.

(o) Transactions with Affiliates or shareholders. Enter into Contracts or conduct transactions with Affiliates or related parties or with shareholders, unless (i) they are not outside the ordinary course of business, (ii) they are on fair and reasonable market terms, (iii) they are commercially competitive, and (iv) they do not result in a breach of the financial ratios set forth in Sub-clause 18.1(a).

(p) Place of Business. Modify its principal place of business.

(q) Obligations to Third Parties. Breach its obligations with third parties where such breach may reasonably result in a Material Adverse Effect.

(r) Presence in Panama: Carry out operations, businesses, or activities in Panama, or activities that generate income considered to be produced in Panama, except for interests, financial commissions, and similar non-taxable activities in Panama, neither maintain any office or establishment in Panama, nor use the funds obtained from the Disbursements of the Facility in Panama or in a manner generating income from Panamanian sources according to applicable law.

(s) Fiscal Year: Not change its fiscal year.

18.3 Social and Environmental Responsibility. Without prejudice to what is stipulated in other clauses of this Contract, the Debtor, the Joint Guarantor declare and manifest to the Creditors and the Administrative Agent the following:

(a) That the Debtor, the Joint Guarantor, their Subsidiaries, and their Guarantors have been, are, and will maintain during the term of this Contract, all their activities and business operations in faithful and strict compliance with all and any of the current legal standards, and any other standards that may apply to them in the future, regarding Social and Environmental Responsibility. For the purposes of this Contract, “Social and Environmental Responsibility” shall mean the obligation of the Debtor, the Joint Guarantor, and their Guarantors to maintain, at all times, their operations and business activities, including their facilities, in compliance with current legal standards related to environmental protection and conservation, safety, health, labor aspects, as well as any norm, regulation, standard, manual, or practice whose non-compliance entails some negative impact in general on human health and/or the environment.

(b) That the Debtor, the Joint Guarantor, and their Guarantors currently possess all and any permits, environmental impact studies, records, licenses, and, in general, all and any necessary authorizations in environmental and/or social matters issued by the corresponding government authorities to carry out their operations, businesses, and activities, which includes, without implying any limitation, any other authorization, permit, record, or license that may subsequently be required by a corresponding government authority.

(c) That as of the date of signing this Contract, there exists no, have not been notified of, nor are aware of any threat regarding a lawsuit, claim, demand, sanction, contingency, or fine, whether civil, criminal, labor, or administrative, before any governmental or arbitral entity arising from an alleged breach by the Debtor, the Joint Guarantor, or any of their Guarantors of the environmental and/or social regulations of Panama or any other jurisdiction applicable to them.

(d) That during the term of this Contract, the Debtor and the Joint Guarantor will provide the Administrative Agent, whenever any of the Creditors require it, as long as these requests are made at a reasonable frequency, and within a period not exceeding thirty (30) calendar days from the respective request, with any documentation, permits, records, licenses, authorizations, approvals, resolutions, and any studies in environmental and/or social matters required or requested by the corresponding authorities for the Debtor, the Joint Guarantor, and/or any of their Guarantors to carry out their operations, businesses, and activities.

(e) That they undertake to submit to the Administrative Agent, upon request from any of the Creditors, and within a period not exceeding thirty (30) calendar days from the respective request, all necessary documentation such as studies, permits, records, licenses, authorizations, approvals, resolutions, and/or any other document that demonstrates that the Debtor, the Joint Guarantor, and their Guarantors are in faithful compliance with their legal and contractual obligations in environmental and/or social matters.

(f) The Debtor and the Joint Guarantor undertake to provide the Administrative Agent, upon request from any of the Creditors, and within a period not exceeding thirty (30) calendar days from the respective request, with the Environmental and/or Social Management Adaptation Plans corresponding to the commercial activities or projects of the Debtor, the Joint Guarantor, and/or their Guarantors, which must be duly approved by the corresponding authorities, whose main purpose is to limit or minimize any negative impacts on the environment and/or negative social impacts of these activities, if any exist; additionally, they aim to verify compliance with environmental obligations and achieve the adoption of pollution prevention and control practices, provided that these are required by (i) the legislation of their home country and/or the country where they conduct their business or (ii) the internal policies of the Creditors, as long as these internal policies do not impose practices or controls greater than those required by the legislation of the home country and/or the country where they conduct their business. The Debtor and the Joint Guarantor also commit to remedying, correcting, and/or amending any deviation or non-compliance with environmental and social regulations by the Debtor, the Joint Guarantor, or any of their Guarantors, within the time frame established by the corresponding authority or the Creditors.

19. CAUSES FOR EARLY MATURITY

19.1 Causes for Early Maturity. Each of the events, facts, or circumstances described below constitutes a Cause for Early Maturity:

(a) Non-payment or arrears. If the Debtor fails to pay any sum by virtue of the Financing Documents, whether it be principal, interest, or any other amount, on the respective due date.

(b) Other breaches. If the Debtor, the Joint Guarantor, or the Guarantors breach any of the obligations under the Financing Documents.

(c) False statements. If a representation or warranty made by the Debtor, the Joint Guarantor, or a Guarantor in a Financing Document, or in any document provided by the Debtor, the Joint Guarantor, or a Guarantor to the Creditors and/or the Administrative Agent according to the terms outlined in the Financing Documents, is false or misleading at the time it is granted or at the time it becomes effective.

(d) Cross breach. If any Financial Indebtedness of the Debtor, the Joint Guarantor, the Guarantors, or Fundación El Salvador del Mundo: (i) is not paid when due, or (ii) is declared to be overdue in advance, or is susceptible to be declared overdue in advance, by a creditor of the Debtor, the Joint Guarantor, the Guarantors or Fundación El Salvador del Mundo as a result of a breach of the terms and conditions of such Financial Indebtedness or other stipulation with similar effect.

(e) Insolvency. If the Debtor, the Joint Guarantor, or the Guarantors: (i) are unable to pay their debts as they become due or are otherwise considered insolvent under the applicable law; (ii) acknowledge their inability to pay their debts as they mature; (iii) suspend payment of their debts or announce their intention to do so; (iv) initiate negotiations with any creditor for the refinancing or restructuring of any debts due to the inability to pay; (v) find themselves in a situation where the value of their assets is less than the value of their liabilities (taking into account contingent and future liabilities), or (vi) fail to pay their debts due to a moratorium.

(f) Insolvency process. If any of the following situations, events, or circumstances occur with respect to the Debtor, the Joint Guarantor, or the Guarantors: (i) if the Debtor, the Joint Guarantor, or the Guarantors voluntarily initiate insolvency, bankruptcy, reorganization, liquidation, creditor’s arrangement, or another similar proceeding; (ii) if a third party initiates against the Debtor, the Joint Guarantor, or the Guarantors an insolvency, bankruptcy, reorganization, liquidation, creditor’s arrangement, or another similar proceeding, unless such proceeding is contested in good faith by the Debtor, the Joint Guarantor, or the Guarantors and in the opinion of the Majority of the Creditors does not have a Material Adverse Effect on the rights of the Creditor Parties arising from the Financing Documents; or (iii) if a competent authority orders the intervention, reorganization, or liquidation of the Debtor or the Joint Guarantor.

(g) Seizure of Assets. If one or more assets of the Debtor, the Joint Guarantor, or the Guarantors are seized, attached, or affected by any other precautionary or enforcement measure, provided that: (i) they are not released, or security is provided to release them, from such seizure, attachment, or precautionary or enforcement measure within thirty (30) calendar days following the date on which it is notified to the Debtor, Joint Guarantor, or the Guarantors, as applicable, and (ii) the aggregate book value of all assets of the Debtor, the Joint Guarantor, or the Guarantors subject to such seizure, attachment, or affected measures does not exceed the sum of five million Dollars (US$5,000,000.00).

(h) Effectiveness of the Financing Documents. If any of the following situations, events, or circumstances occurs: (i) if it is or becomes illegal for the Debtor, the Joint Guarantor, or any of the Guarantors to comply with their obligations under the Financing Documents; (ii) if any of the Financing Documents is not effective or the Debtor, the Joint Guarantor, or any of its Guarantors claims it is not effective, or (iii) if the Debtor, the Joint Guarantor, or any of its Guarantors repudiates, or expresses an intention to repudiate, the Financing Documents or the debts or commitments undertaken under them.

(i) Change of Control. If a Change of Control occurs.

(j) Material Adverse Effect. If any situation, event, or circumstance occurs that, in the reasonable opinion of the Majority of the Creditors, has or may reasonably be expected to have a Material Adverse Effect, and if such situation is not remedied by the Debtor within fifteen (15) Business Days following the occurrence of such event or circumstance.

(k) Judgments. If a court, tribunal (including an arbitral tribunal), or administrative entity issues a final and unappealable judgment or order against the Debtor, the Joint Guarantor, or any of the Guarantors that: (i) obligates the Debtor, the Joint Guarantor, or any of the Guarantors to pay an amount exceeding one million dollars (US$1,000,000.00), and such amount is not paid within the maximum period defined in the respective judgment or court order, or (ii) has a Material Adverse Effect.

(l) Revocation of licenses. If a license, permit, consent, or authorization, whether governmental or from third parties, required by the Debtor, the Joint Guarantor, or any of the Guarantors under any Law or Contract applicable to enable the Debtor, the Joint Guarantor, or any of the Guarantors to fulfill the obligations undertaken under the Financing Documents, for the validity or enforceability of the Financing Documents, or for the conduct of its business is canceled, revoked, suspended, or adversely amended, and such cancellation, revocation, suspension, or amendment has or may reasonably be expected to have a Material Adverse Effect.

(m) Expropriation. If by legal or factual actions of a government or Government Authority, any of the following situations, events, or circumstances occurs with regard to the Debtor, the Joint Guarantor, or any of the Guarantors: (i) all or part of the assets are expropriated, nationalized, seized, or compulsorily acquired, and such action has or may reasonably be expected to have a Material Adverse Effect; (ii) the board of directors (or an equivalent body) is wholly or partially removed, or the authority and capacity of such board of directors to direct the business and affairs of the entity is terminated, or (iii) the shareholders are deprived of their ownership or Control rights over the entity.

(n) Social and Environmental Responsibility. If the Debtor or the Joint Guarantor breaches any of the obligations or commitments undertaken in Sub-clause 18.3 of this Contract, including but not limited to: (i) if the Debtor or the Joint Guarantor fails to promptly notify the Administrative Agent upon being notified, reported, sanctioned, sued, convicted, fined, whether civil, criminal, labor, or administratively, by one or several government or arbitral entities, as a result of non-compliance by the Debtor or the Joint Guarantor, any of their Subsidiaries, or any of the Guarantors with the prevailing social and environmental standards of Panama, El Salvador, or any other jurisdiction applicable to them; (ii) if the Debtor or the Joint Guarantor or any of the Guarantors breaches the prevailing environmental and social regulations of Panama, El Salvador, or any other jurisdiction applicable to them; (iii) if any of the statements and representations made by the Debtor or the Joint Guarantor in Sub-clause 18.3 of this Contract are false, incomplete, or outdated; or (iv) if the Debtor, the Joint Guarantor, or any of the Guarantors fails to comply within the period established by the relevant authority or by the Creditors to remedy, correct, or amend any deviation or non-compliance with environmental and/or social standards.

(o) Anti-Money Laundering, Anti-Corruption, and Similar Laws. If either the Debtor, the Joint Guarantor, or the Guarantors, their Legal Representatives, their managers, their directors, their associates, or direct and indirect shareholders with a stake equal to or greater than five percent (5%) of the share capital, their agents, or subsidiaries will be:

(i)          Convicted in firm by any Government Authority for crimes related to asset laundering, offenses thereof, including crimes against public administration, corruption, or the offense of financing terrorism or handling resources related to terrorist activities;

(ii)         are administratively sanctioned through a final resolution for violations of any anti-corruption, anti-asset laundering, and anti-terrorism financing laws;

(iii)        are included in lists for the control of asset laundering and terrorism financing administered by any national or foreign authority, such as the Office of Foreign Assets Control — OFAC — list issued by the United States Department of the Treasury, the United Nations Organization list, the List of Specially Designated Nationals and Blocked Persons “SDN List” issued by the United States Department of the Treasury, the United Nations Consolidated Sanctions List, and/or any list associated with individuals involved in asset laundering, terrorism financing, corruption, or similar matters of the United Nations Organization, or any other list of general recognition used for such purposes by any of the Creditors or replacing any of the aforementioned;

(iv)        Formally investigated, accused or charged in any type of judicial, administrative, disciplinary, or tax proceeding conducted by any national or foreign Government Authority for the alleged commission of crimes or punishable behaviors related to asset laundering, predicate offenses of money laundering, including crimes against public administration and/or terrorism financing, or the handling of resources related to terrorist activities, or the violation of any anti-corruption laws, provided that:

(1)         the Debtor, the Joint Guarantor and/or the Guarantors, as applicable, do not deliver the Remedial Plan to the Creditors within the term established by them; and/or

(2)         the Remedial Plan is not approved by a Majority of Creditors; and/or

(3)         the Debtor, the Joint Guarantor and/or the Guarantors, as appropriate, do not provide the information requested by the Creditors and/or the Administrative Agent within the period and with the periodicity reasonably indicated in the communication sent by any of the latter, with the order to approve a Remedial Plan to the satisfaction of a Majority of Creditors; and/or

(4)         the Debtor, the Joint Guarantor and/or the Guarantors, as applicable, fail to comply with the actions or obligations established in the Remedial Plan in the terms established therein, including, but not limited to, the reporting and provision of information obligations established in the Remedial Plan, the activities required to comply with the actions established in the Remedial Plan, the agreed deadlines and/or the other obligations established in the Remedial Plan; and/or

(5)         in accordance with the terms of the Remedial Plan, a breach of the Remedial Plan has occurred; and/or

(6)         having approved a Remedial Plan by a Majority of Creditors, that the Debtor, the Joint Guarantor and/or the Guarantors, as applicable, do not accept and document, to the satisfaction of a Majority of Creditors, the modification(s) that these have requested.

(p) Changes in Presence in Panama. If the Debtor, the Joint Guarantor, Talgarth, or any of the Guarantors engage in operations, businesses, or activities in Panama or activities that generate income considered to be produced in the territory of Panama, except for interests, financial commissions, and similar items not taxable in Panama, or if they establish an office or establishment in Panama.

19.2 Effects of an Event of Early Expiration.

(a) If an Event of Early Expiration or Maturity occurs, the Administrative Agent may (and must if instructed by a Super Majority of Creditors or, in the case of a formal investigation under Sub-Clause 19.1(o)(iv), a Unanimity of Creditors), by notifying the Debtor:

(i)          To cancel the undisbursed balance of the Total Commitments, and/or

(ii)         Declare all the due debt contracted under the Financing Documents, with such debt becoming automatically and immediately due without any further action, notice, or requirement by any other Person, and the Debtor and/or the Joint Guarantor being obliged to pay on that date the entire principal of such amount, plus the interest accrued on that principal up to the effective date of payment thereof, plus all other amounts payable for any reason under the Financing Documents.

(iii)        Enforce the warranties. For the clarity of the parties, it is stated that each of the guarantees can only be executed jointly by the Creditors.

(iv)        Perform compensations as provided in Clause 28.

(b) The notice given by the Administrative Agent to the Debtor in accordance with the preceding Sub-clause 19.2(a) shall become effective in accordance with its terms.

20. ADMINISTRATIVE AGENT

20.1 Designation and Duties of the Administrative Agent. (a) Each of the Creditors hereby irrevocably designates the Administrative Agent to act as its agent in relation to the Financing Documents; and the Administrative Agent hereby accepts such designation.

(b) Each of the Creditors and the Debtor hereby irrevocably authorizes the Administrative Agent to:

(i)          Fulfill the duties, and exercise the rights, powers, and authorities expressly granted to it under the Financing Documents, together with other rights, powers, and authorities incidental thereto, and

(ii)         Execute each of the Financing Documents that the Administrative Agent is required to execute in accordance with their terms.

(c) The Administrative Agent has only those duties that are expressly specified in the Financing Documents. These duties are solely of an operational and administrative nature.

20.2 Absence of fiduciary duties. Nothing contemplated in the Financing Documents:

(i)          Constitutes the Administrative Agent as a fiduciary of any other Party or Persons, or

(ii)         Obliges the Administrative Agent to hold in trust the sums it receives for a Party under the Financing Documents or to pay interest on such sums.

20.3 Individual Position of the Administrative Agent. (a) If the Administrative Agent is also a Creditor, such Creditor has the same rights, powers, and authorities granted in the Financing Documents to any other Creditor and may exercise such rights, powers, and authorities as if it were not the Administrative Agent.

(b) Each of the Administrative Agent and the Creditors may:

(i)           Engage in any other business with the Debtor, the Joint Guarantor, or their Affiliates (including acting as an agent or trustee of any other financing), and

Retain for itself any commission or remuneration they receive from the Debtor, the Joint Debtor, or their Affiliates in relation to any other business they conduct with them.

20.4 Support. The Administrative Agent may, without any liability:

(a) Rely on any notice or document that it reasonably believes to be genuine and correct and that has been signed by, or with the authorization of, the appropriate Person;

(b) Rely on any statement made by a Person in connection with any matter or subject that may reasonably be assumed to be within the knowledge of such Person or within their scope of verification;

(c) Assume, unless the context requires otherwise, that a communication made by the Debtor is made on behalf of them and with their consent;

(d) Hire legal advisors and act based on their professional recommendation; and

(e) Carry out their role as Administrative Agent through their employees and agents.

20.5 Instructions from Creditors. (a) The Administrative Agent shall have no liability to any Party if it acts based on instructions given by a Majority of Creditors (or by a Supermajority of Creditors or Unanimity of Creditors, in those cases where required under this Contract) in connection with the exercise of any right, power, or authority conferred in the Financing Documents.

Instructions given by a Majority of Creditors shall be binding on all Creditors.

(b) The Administrative Agent is not authorized to act on behalf of the Creditors (without first obtaining a power from each of them) in any legal or arbitration proceedings related to any Financing Document.

20.6 Responsibility. (a) The Administrative Agent is not responsible for the truthfulness, completeness, or quality of the statements or information (whether written or oral) made in or provided in connection with the Financing Documents.

(b) The Administrative Agent is not responsible for the legality, validity, effectiveness, or enforceability of the Financing Documents, nor any other contract, agreement, or document.

(c) Without limiting the Debtor’s liability in this regard, each Creditor confirms in favor of the Administrative Agent that:

(i)          They have made, and will continue to make, their own independent assessment of all risks arising under or in connection with the Financing Documents (including the financial condition and business of the Debtor), and

(ii)         They have not relied solely on any information provided to them by the Administrative Agent in relation to the Financing Documents.

20.7 Exclusion of responsibility. (a) The Administrative Agent or its directors, officers, employees, or agents shall not be liable for any damage or harm caused to another Party by the actions or omissions of the Administrative Agent in relation to the Financing Documents, except for those damages and harm caused directly by the gross negligence or fraud of the Administrative Agent.

(b) Unless the Administrative Agent is entitled to it, no Party may initiate a lawsuit or proceeding against a director, officer, employee, or agent of the Administrative Agent regarding the actions or omissions of such director, officer, employee, or agent in relation to the Financing Documents. This Sub-clause shall be deemed to be a stipulation in favor of a third party and may be directly enforced by such director, officer, employee, or agent.

(c) The Administrative Agent is not responsible for any damage or harm caused by the lack of crediting or delay in crediting a payment to a Party if the Administrative Agent has complied as soon as reasonably possible with the requirements and operational procedures of a financial intermediary, clearinghouse, or clearing center used by the Administrative Agent to make such payment.

(d) The Creditor Parties acknowledge and agree that:

(i)           The Administrative Agent has no obligation to fulfill the “know your customer” obligations to which the Creditors are subject.

(ii)         Each of them is solely responsible for complying with the “know your customer” obligations to which it is subject and will not rely on representations made by the Administrative Agent in complying with such obligations.

20.8 Default. (a) The Administrative Agent shall have no duty to monitor or inquire as to the occurrence or non-occurrence of a Default. It shall not be presumed that the Administrative Agent should have become aware of the occurrence of a Default.

(b) If the Administrative Agent (i) receives notice from a Party that a Default has occurred, or (ii) knows that the Debtor has failed to make any of the payments that it is obligated to make to the Creditors under the Financing Documents, it shall as soon as possible, but in any event no later than the next business day in Panama and El Salvador from the date it receives such notice or obtains such knowledge, as applicable, notify the Creditors of such failure.

20.9 Information. (a) The Administrative Agent shall promptly notify the Creditors, either by telephone (call to be confirmed promptly by courier, or e-mail) or by courier, or e-mail of any information received by the Administrative Agent in its capacity as Administrative Agent under the Financing Documents, and shall forward to them as soon as practicable any report, document or other information received by the Administrative Agent from the Debtor in its capacity as Administrative Agent under the Financing Documents.

(b) Except as otherwise provided in a specific provision of the Financing Documents, the Administrative Agent is under no obligation to review or verify the accuracy or status of a document it receives from one Party to be sent to another Party.

(c) Except as otherwise provided in a specific provision of the Financing Documents, the Administrative Agent shall have no obligation whatsoever to:

(i)          Whether initially or on an ongoing basis, from providing to a Creditor credit or other information relating to the Debtor and the risks arising under the Financing Documents, whether the Administrative Agent comes into possession of such information prior to or after the date of this contract.

(ii)         To request a certification or other document from the Debtor, unless a Creditor entitled thereto expressly requests the Debtor to do so in accordance with the Financing Documents.

(d) The Administrative Agent shall perform its duties and exercise its rights, powers and authorities through its department or division which is responsible for carrying out such duties. Any information acquired by the Administrative Agent which, in its opinion, is acquired by another department or division or otherwise than in its capacity as the Administrative Agent may be treated as confidential by the Administrative Agent and shall not be treated as information possessed by the Administrative Agent in such capacity.

(e) The Administrative Agent is not required to disclose to any Person confidential information provided to it by the Debtor solely for the purpose of enabling the Administrative Agent to evaluate whether the Debtor should obtain a waiver or release from the Creditors pursuant to the terms of the Financing Documents.

(f) The Debtor irrevocably authorizes the Administrative Agent to disclose to the Creditors any information which, in the opinion of the Administrative Agent, should be disclosed to the Creditors.

20.10 Indemnities. (a) The Debtor agrees to indemnify the Administrative Agent against any and all claims, losses, damages, penalties, sanctions, actions, suits, demands, costs, expenses or disbursements imposed upon or incurred or asserted against the Administrative Agent in connection with its performance as Administrative Agent under the Financing Documents, except in the event such damage or harm results directly from the gross negligence or willful misconduct of the Administrative Agent or the Creditors. In the event that the gross negligence or willful misconduct arises from the Administrative Agent or the Creditors, the indemnification obligations under this clause shall be borne by the latter.

(b) Without limiting the generality of the foregoing, the Debtor agrees to reimburse the Administrative Agent promptly and on demand for any expenses incurred by the Administrative Agent in connection with the preservation of any rights of the Administrative Agent or the Creditors under the Financing Documents or in connection with requested legal advice, or the enforcement of rights or liabilities under the Financing Documents.

20.11 Compliance with the Law. The Administrative Agent may refrain from taking any action (including disclosing any information) which may, in its reasonable opinion, constitute a violation of any Law or provide a basis for a Person to sue the Administrative Agent; and may further take any action which, in its reasonable opinion, is necessary or desirable to comply with the Law, provided that such action is provided for or authorized by this Agreement and/or the instructions given by the Creditors to the Administrative Agent.

20.12 Resignation of the Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent at any time upon notice to the Creditors and the Debtor not less than sixty (60) calendar days prior to the effective date of the resignation, in which case a Majority of Creditors shall appoint a successor Administrative Agent.

(b) If a successor Administrative Agent has not been appointed or the appointee does not accept his or her appointment pursuant to paragraph (a) above within fifteen (15) calendar days after the expiration of the period referred to in paragraph (a) above, the Administrative Agent may appoint a successor Administrative Agent from a list of Administrative Agents submitted by a Majority of Creditors.

(d) The Person(s) appointing a successor Administrative Agent shall notify the Debtor of such appointment.

(e) The resignation of the Administrative Agent and the appointment of any successor Administrative Agent shall be effective only upon notice by the successor Administrative Agent to all Parties that it accepts such appointment. Upon satisfaction of such condition, the successor Administrative Agent shall hold the office of Administrative Agent and the term Administrative Agent shall mean the successor Administrative Agent.

(f) The resigning Administrative Agent must:

(i)          Make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request to enable the successor Administrative Agent to assume its duties as Administrative Agent in accordance with the Financing Documents; and

(ii)         To execute such documents, make such filings and take such actions as may be necessary to transfer to the successor Administrative Agent all of the rights of the Administrative Agent under the Financing Documents.

(g) Even after the resignation is effective, the provisions of this Clause shall continue to protect and limit the liability of the resigning Administrative Agent with respect to its acts or omissions while serving as Administrative Agent. Subject to paragraph (f) above, after the resignation of an Administrative Agent is effective, such Administrative Agent has no further obligations in connection with the Financing Documents.

(h) Even after the waiver becomes effective, the Administrative Agent shall continue to be subject to the duty of reserve contemplated in Clause 27 of this contract.

(i) Reasonable costs arising from the resignation of the Administrative Agent shall be borne by the Debtor.

20.13. Relations with Creditors. (a) The Administrative Agent may at its discretion (and shall, if so requested by any of the Creditors) call a meeting of the Creditors.

(b) The Administrative Agent shall maintain a register of all Parties and provide any other Party with a copy of such register upon request. The register shall include the Facility Office of each Creditor and the address and contact details for each Creditor for the purposes of the Financing Documents.

20.14 Title on loans. The Administrative Agent may deem and treat the Creditors as the holders for all purposes of their respective Loans, unless and until the assignment procedures set forth in Sub-Clause 26.2 below have been complied with.

21. EVIDENCE AND CALCULATION

21.1 Accounts. The accounts maintained by the Creditors and/or the Administrative Agent in connection with this Agreement are prima facie evidence of the obligations and balances owed for purposes of any litigation or arbitration proceeding.

21.2 Certificates and determinations. Any certification or determination made by a Creditor and/or the Administrative Agent of a rate or amount in connection with the Financing Documents shall, in the absence of manifest error, be prima facie evidence of the matters to which it relates.

21.3 Calculations. Any interest or fees accruing under the Financing Documents will be calculated based on the current number of days elapsed and a three hundred and sixty (360) day year.

22. COMMISSIONS

The Debtor and the Joint Guarantor expressly agree to pay the following commissions:

(a) The commissions established in the Commission Agreements, which shall be payable according to the terms stipulated therein.

(b) An availability fee payable to the Creditors, equivalent to zero point thirteen percent (0.13%) per month, which shall begin to accrue forty (40) calendar days after the execution of this contract and shall be applicable on a monthly basis during the Availability Period.

(c) The commissions set forth in the Administrative Agent’s Proposal for Services duly accepted by the Debtor on October 30, 2023.

(d) Any other fees agreed to in this Agreement and the other Financing Documents.

23. INDEMNITIES

23.1 Indemnity for currency exchange. (a) Amounts payable by the Debtor or the Joint Guarantor to the Creditors and/or the Administrative Agent under the Financing Documents shall be paid in Dollars. The payment of such sums in Dollars is an obligation of the substance of this Agreement and the other Financing Documents. The payment obligations of the Debtor and the Joint Guarantor under the Financing Documents shall be discharged only if paid in Dollars.

(b) Notwithstanding the foregoing, the Debtor and the Joint Guarantor agree that, if by operation of law or court order, a sum is paid to the Creditors and/or the Administrative Agent in a currency other than the Dollar:

(i)          The Debtor or Joint Guarantor making such payment (or the Creditor and/or Administrative Agent receiving such payment, as applicable) shall convert the amount paid in such other currency into Dollars at the prevailing rate of exchange available to it, and

(ii)         If there is a difference between the Dollar amount received by the Creditor and/or the Administrative Agent (after subtracting commissions, premiums and exchange and transaction fees) and the Dollar amount originally due to such Creditor and/or the Administrative Agent, the Debtor and/or the Joint Guarantor shall indemnify such Creditor and/or the Administrative Agent for such difference.

(c) The indemnity contemplated in Sub-Clause 23.1(b) above is a separate and independent obligation of the Debtor and/or the Joint Guarantor, which shall continue in full force and effect as a Dollar obligation of the Debtor and/or the Joint Guarantor until paid in full in Dollars.

(d) The Debtor and the Joint Guarantor waive any right it may have in any jurisdiction to pay any amounts payable under the Financing Documents in a currency other than U.S. dollars.

23.2 Other indemnities. (a) The Debtor and the Joint Guarantor jointly and severally agree to indemnify each of the Creditors and the Administrative Agent for any damages that such Creditor or Administrative Agent incurs as a consequence of:

(i)          The granting of this Facility.

(ii)         The different use that the Debtor gives to the proceeds from this Facility.

(iii)        The occurrence of a Cause of Anticipated Expiration;

(iv)        The failure of the Debtor or the Joint Guarantor to pay when due any sum payable by the Debtor or the Joint Guarantor to the Creditors and/or the Administrative Agent pursuant to the Financing Documents;

(v)         That a Loan is not disbursed by a Creditor on the Disbursement Date, for any reason attributable to the Debtor and/or the Joint Guarantor, after a Request for Disbursement is submitted by the Debtor to the Administrative Agent, or

(vi)        That a Loan is not prepaid on the date communicated on the prepayment notice.

The indemnification of the Debtor and/or the Joint Guarantor extends to any loss or cost incurred by a Creditor by reason of borrowing, pledging or using funds to meet amounts payable under the Financing Documents.

(b) The Debtor and the Joint Guarantor further agree to hold the Creditors and the Administrative Agent and their respective shareholders, directors, officers, employees, attorneys-in-fact, representatives and agents harmless from and against any and all liability, damage, injury, action, suit, demand, claim penalty, contingency, fine or indemnity, of any nature whatsoever, arising in connection directly or indirectly with (i) the failure of the Debtor, the Joint Guarantor, any of its Subsidiaries or any of its Guarantors to comply with any of the covenants referred to in Sub-Clause 18.3 of this Agreement; (ii) the failure of the Debtor, the Joint Guarantor, any of its Subsidiaries or any of the Guarantors to comply with the environmental and social regulations in force in Panama, El Salvador or any other jurisdiction applicable to them, or (iii) the fact that any of the statements and/or representations made by the Debtor or the Joint Guarantor in Sub-Clause 18.3 of this Agreement are false, incomplete or obsolete, in all cases, except for gross negligence or willful misconduct by the Creditors and the Administrative Agent. Accordingly, and without implying any limitation whatsoever, the Creditors and the Administrative Agent shall be entitled to be reimbursed for any loss or expense suffered or incurred by them, including those expenses in connection with their defense, such as attorneys’ fees, bonding or any other.

(c) The Debtor and the Joint Guarantor and severally agree to indemnify the Administrative Agent for damages incurred by the Administrative Agent as a result of:

(i)          Investigate any condition, fact or circumstance that the Administrative Agent reasonably believes to be a Cause for Early Expiration, or

(ii)         Acting on any notice that the Administrative Agent reasonably believes to be genuine, correct and properly authorized.

24. EXPENSES

24.1 Initial costs. The Debtor and the Joint Guarantor agree to pay to the Administrative Agent the costs and expenses (including legal fees) incurred by the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Financing Documents and the syndication of the Facility.

24.2 Subsequent costs. The Debtor and the Joint Guarantor agree to pay to the Creditors and the Administrative Agent the reasonable costs and expenses (including legal fees) incurred by them in connection with the negotiation, preparation, granting, administration, obtaining or cancellation of:

(a) Any Financing Document or other agreement, contract, instrument or document that is executed after the date of this contract;

(b) Any amendment or reform that is made to a Financing Document;

(c) Any waiver or exception requested, and

(d) Any notification to be given.

For the clarity of the Parties, it is stated that the Debtor and the Joint Guarantor will not be responsible for the costs and expenses incurred by the Creditors and/or the Administrative Agent by virtue of the assignment or transfer, in whole or in part, of their rights and obligations arising from the Financing Documents to any Permitted Assignee, except in the case of an assignment as provided in Clauses 12 or 13 of this Contract, in which case the costs and expenses will be the responsibility of the Debtor and of the Joint Guarantor

24.3 Execution costs. The Debtor and the Joint Guarantor agree to pay to each of the Creditors and/or the Administrative Agent the costs and expenses (including legal fees) incurred by them:

(a) To enforce judicial compliance with the obligations contracted by the Debtor, the Joint Guarantor and the Guarantors in the Financing Documents;

(b) To safeguard the rights of such Creditor and/or the Administrative Agent, and

(c) In connection with any proceedings instituted by such Creditor and/or the Administrative Agent by reason of its participation in the transactions contemplated by the Financing Documents.

24.4 Administrative Agent Costs. If (i) a Default occurs, (ii) the Administrative Agent deems it necessary or desirable in its sole discretion or (iii) the Debtor, the Joint Guarantor or a Majority of Creditors request the Administrative Agent to perform duties that the Administrative Agent and the Debtor agree are of an exceptional nature or outside the scope of the Administrative Agent’s normal duties, the Debtor and the Joint Guarantor shall pay to the Administrative Agent such additional remuneration as may be agreed upon by the Debtor and the Administrative Agent.

25. AMENDMENTS AND WAIVERS

25.1 Amendments and waivers by Majority of Creditors. (a) Except as contemplated in Sub-Clauses 25.2 and 25.4 below, any provision of the Financing Documents may be amended or waived with the consent of the Debtor and a Majority of Creditors.

(b) Each of the Creditors shall in each case instruct the Administrative Agent to execute, in its name and on its behalf, and to do all things necessary to effect an amendment or waiver of any provision of the Financing Documents which has been consented to pursuant to paragraph (a) above.

(c) Any modification, consent or waiver in relation to the fulfillment of any obligation under this Contract or the other Financing Documents, as requested by the Debtor, may be subject to the collection of a commission on the outstanding principal of the Loan to be agreed upon between the Debtor and the Creditors (through the authorization of a Majority of Creditors) at the time of the request in question. Said commission will be payable by the Debtor and/or the Joint Guarantor once they receive the collection invoice issued by the Creditors. The payment of said commission will be a condition of effectiveness of any waiver, modification or consent, unless the Creditors consider otherwise.

25.2 Amendments and unanimous waivers (a) Amendments to and waivers of covenants in the Financing Documents relating to the following matters may only be made with the consent of the Unanimity Creditors:

(i)          The modification of the maturity date of any amount payable to a Creditor under the Financing Documents;

(ii)         The modification of any amounts payable to a Creditor under the Financing Documents, including, without limitation, the modification of payments of principal, interest, fees, Margin, or the granting of waiver;

(iii)        Modification of the Commitments or Total Commitments;

(iv)        Modification of the Availability Period;

(v)         The change of the currency of payment;

(vi)        The release of the Debtor, Joint Guarantor and/or Guarantors from their obligations, except as provided in the Financing Documents;

(vii)       The modification of any provision of the Financing Documents that expressly states that the consent of the Creditors is required for its amendment or waiver;

(viii)      Any change to any of the security documents that are part of the Financing Documents or the release of any Guarantor of the Debtor;

(ix)        The definition of Super Majority of Creditors;

(x)         The definition of Super Majority of Creditors;

(xi)        The definition of Unanimity of Creditors;

(xii)       The definition of Change of Control, Cause for Early Maturity and/or Default or Sub-Clause 19.2;

(xiii)      Clause 25 and Clause 26.

(xiv)      Any obligations relating to environmental, anti-corruption, and money laundering and terrorist financing risk management system obligations and/or liabilities; and

(xv)       The rules for the application of resources.

(xvi)      Modification of the method of calculation or settlement of the Financial Ratios.

(xvii)     Modification of the use of funds.

(xviii)    The rules relating to the Distributions of the Debtor, the Joint Guarantor and/or the Guarantors, including, but not limited to, the present and future dividends of the Joint Guarantor.

(xix)      Decisions regarding the requests of the Guarantors to reintegrate the surpluses derived from the dividends transferred in favor of the Creditors when the requirements provided for in Sub-Clause 15.2(b) of this Contract are not met.

(b) Amendments to and waivers of the Sub-Clauses of the Financing Documents affecting the rights or obligations of the Administrative Agent may only be amended or waived with the consent of the Administrative Agent.

25.3 Amendments and unilateral waivers. Notwithstanding the foregoing, waivers having the purpose or effect of waiving the payment of any obligation, commission, cost or expense owed exclusively to a Creditor may be granted by unilateral decision of such Creditor, provided that such waiver does not affect the rights of the other Creditors.

25.4 Amendments and supermajority waivers. Amendments to and waivers of covenants in the Financing Documents relating to the following matters may only be made with the consent of the Super Majority of Creditors:

(i)          The modification of Sub-Clause 18.2(k) or the granting of waivers related thereto.

25.5 Exchange or replacement of Promissory Notes. At the request of any Creditor, the Debtor and/or the Joint Guarantor shall replace the respective Promissory Notes and/or Salvadoran Promissory Notes, in the event of (i) an assignment, sale or transfer (in whole or in part) of such Creditor’s rights and obligations under the Financing Documents made pursuant to Sub-Clause 26. 2; (iii) error in a Promissory Note and/or a Salvadoran Note; (iii) deterioration or mutilation of a Promissory Note and/or a Salvadoran Note or (iv) any other event in which it is reasonable in the judgment of the Creditor in question.

The Debtor and/or the Joint Guarantor shall execute and deliver to the respective Creditor or the respective Permitted Assignee, as soon as possible, but in any case within five (5) Business Days following the corresponding request, new Notes and/or new Salvadoran Notes in substitution of those Notes and/or Salvadoran Notes that are exchanged pursuant to this Sub-Clause, which shall be returned by the Creditor upon delivery of the new Notes and/or Salvadoran Notes.

25.6 Waivers and cumulative remedies. (a) The rights of the Creditors and the Administrative Agent under the Financing Documents (i) may be exercised and enforced as often as necessary; (ii) are cumulative and not exclusive of any other rights conferred by applicable Laws, and (iii) may be waived only by written document and on a situation-specific basis. (b) Any delay or delay in exercising or enforcing any right shall not be construed as a waiver or relinquishment of such right.

26. CHANGES OF PARTIES

26.1 Assignments and Transfers of the Debtor. Neither the Debtor, the Joint Guarantor nor the Guarantors may assign or transfer their rights and obligations under the Financing Documents without the prior consent of a Unanimous Meeting of Creditors.

26.2 Assignments and transfers of creditors. (a) Each of the Creditors may assign or transfer, in whole or in part, its rights and obligations under the Financing Documents to any Permitted Transferee, provided that:

(i)          In the case of a partial assignment or transfer, this shall be for a principal amount of not less than five million dollars (US$5,000,000.00);

(ii)         In the case of a partial assignment or transfer, a portion of the Commitments to be disbursed equal to the portion of the Loans being assigned or transferred must be assigned or transferred, and

(iii)        The new Creditor agrees to be bound by the terms and conditions of the Financing Documents as a Creditor.

(b) The consent of the Debtor shall not be required for the Creditors to assign or transfer, in whole or in part, their rights and obligations under the Financing Documents.

(c) The Administrative Agent is not obligated to acknowledge an assignment or transfer until such time as:

(i)          The Administrative Agent completes all investigations of the new Creditor required by the know your customer laws, and

(ii)         The Administrative Agent receives a completed and duly signed Instrument of Assignment to its satisfaction.

(d) Assignments and transfers will only be effective (i) on the date the Administrative Agent signs the Instrument of Assignment, or (ii) on the effective date indicated in the Instrument of Assignment, whichever date is later.

(e) When an assignment or transfer takes effect:

(i)          The new Creditor shall become and assume all the rights and obligations of the Creditors in accordance with the terms of the Financing Documents with respect to the rights and obligations assigned to it in the Instrument of Assignment; and

(ii)         The assignor Creditor shall be divested and released from its rights and obligations assigned in the Instrument of Assignment.

(f)Nothing in this Agreement prevents a Creditor from granting a participation in respect of its Loans. The consent of the Debtor or the other Creditors or the Administrative Agent shall not be required to grant a participation in a Loan.

27. DISCLOUSURE OF INFORMATION

(a) Subject as contemplated in paragraphs (b) and (c) below, each of the Creditors and the Administrative Agent agree to hold in confidence information about the Debtor, the Joint Guarantor and the Guarantors that it receives in connection with the Financing Documents and the Facility.

(b) The Creditors and the Administrative Agent have no obligation of confidentiality with respect to information of the Debtor, the Joint Guarantor and the Guarantors:

(i)          That it is publicly available, unless as a result of a violation by such Creditor or the Administrative Agent of this Clause;

(ii)         That it is necessary in connection with any judicial or arbitration proceedings or with the administration of the Loan;

(iii)        That must be disclosed to comply with any Law;

(iv)        To be disclosed at the request of a competent Governmental Authority in accordance with the Law, including a banking, securities, competition or tax regulatory or supervisory authority;

(v)         If delivered to an Affiliate, branch, Subsidiary, representative office, agent or to selected third parties;

(vi)        If it is delivered to your legal, accounting and professional advisors;

(vii)       If delivered to another Creditor, a Permitted Transferee and/or the Administrative Agent, or

(viii)      If disclosed with the consent of the Debtor or the Joint Guarantor, as appropriate.

(c) A Creditor and/or the Administrative Agent may also disclose to any Person with whom it enters into (or is in the process of negotiating) a merger, sale, assignment, participation, derivative or securitization contract (i) a copy of any Financing Document, and (ii) any financial and business information of the Debtor, provided that such Person to whom the information is disclosed agrees to keep such information confidential as contemplated in paragraphs (a) and (b) above.

(d) This Clause supersedes any confidentiality agreement previously granted by the Parties.

28. COMPENSATION

A Creditor and/or the Administrative Agent may set off any past due amounts owed to it by the Debtor on account of the Financing Documents against (i) any obligations (whether or not past due) owed by such Creditor and/or the Administrative Agent to the Debtor, regardless of the place of payment, branch of record or currency of any of the obligations and (ii) the available resources in any account or deposit opened or to be opened by the Debtor with such Creditor and/or the Administrative Agent or any of its local and foreign Affiliates. If the Obligations are in different currencies, the Creditor and/or the Administrative Agent may convert any of the Obligations at the prevailing market rate of exchange to which it has access for the purposes of clearing.

29. RE-DISTRIBUTION OF PAYMENTS AMONG CREDITORS

(a) If for any reason a Creditor receives or recovers from the Debtor or the Joint Guarantor (other than as contemplated in the Financing Documents) any sum, and charges such sum to the payment of the obligations incurred by the Debtor under the Financing Documents:

(i)          It must inform the Administrative Agent and provide the Administrative Agent with the corresponding details within three (3) Business Days following the receipt or recovery of such amount;

(ii)         The Administrative Agent shall calculate whether the amount received or recovered exceeds the amount that such Creditor would have been entitled to receive had such amount been received and distributed by the Administrative Agent to the Creditors in accordance with the terms of the Financing Documents, and

(iii)        Such Creditor must deliver to the Administrative Agent, for redistribution by the latter to the other Creditors, the portion of such sum in excess of the amount it would have been entitled to receive according to the Administrative Agent’s calculations.

(b) As between the Creditors, the redistribution referred to in paragraph (a) above shall have the following effects:

(i)          The Administrative Agent shall treat the amount to be redistributed as a payment it has received from the Debtor and shall allocate it in favor of the Creditors (other than the Creditor that has received or recovered such amount) in accordance with the terms of the Financing Documents;

(ii)         The Creditor who has received or recovered such amount shall be subrogated to the rights of the Creditors in favor of whom the redistribution has been made, and

(iii)        If such Creditor cannot legally be subrogated to the rights of the Creditors as contemplated in paragraph (ii) above, the Debtor shall owe such Creditor an amount equal to the amount redistributed and on terms equal to the original obligation giving rise to the payment of such amount.

(c) Notwithstanding anything to the contrary in this Clause, a Creditor shall have no obligation to share or redistribute a sum received or recovered if:

(i)          After making such redistribution, it would not have a legal, valid and enforceable claim to its satisfaction against the Debtor, or

(ii)         It would be sharing with another Creditor an amount that it had received or recovered as a result of a judicial or arbitration proceeding (x) that it had notified to the Administrative Agent and (y) the other Creditor, having the opportunity to participate in such proceeding, did not do so.

30. DIVISIBILITY

The illegality, invalidity or unenforceability of a provision of the Financing Documents in a particular jurisdiction shall not affect: (i) the legality, validity or enforceability of the other provisions of the Financing Documents in such jurisdiction, nor (ii) the legality, validity or enforceability of such provision and the other provisions of the Financing Documents in any other jurisdiction.

31. COPIES

This contract shall be signed in 4 original versions and will be delivered in the following manner:

(a) One (1) original version to the Debtor;

(b) One (1) original version to the Salvadoran legal advisors of the Original Creditors for the purposes of the Salvadoran Assignment of Economic Rights; and

(c) Two (2) original copies to the Administrative Agent. The Administrative Agent may, at the Debtor’s expense, provide each of the Creditors with a simple copy certified by an authorized notary public. Additionally, the Administrative Agent may, at the Debtor’s expense, if required by any of the Creditors, notarize before an authorized notary public one of the original copies of this Contract and deliver it to the Creditor(s) who so request it, of an authentic copy of the public deed of protocolization.

32. COMMUNICATIONS

32.1 In writing. (a) Any communication in connection with a Financing Document must be given in writing and delivered in person, by courier, or by e-mail.

(b) Any consent to be given in connection with the Financing Documents, or amendment or waiver of the terms and conditions thereof, must be given in writing.

32.2 Addresses. The communications should be sent to the following address:

(a) To Debtor:

Address: PH ARIFA 10º piso, Bulevar Oeste, Sta. Maria Business District, Panama City, Panama

Telephones: Gabriel Navarrete [REDACTED], Kevin Aguirre [REDACTED], Carlos Calleja [REDACTED]

Attention: Gabriel Navarrete, Kevin Aguirre, Carlos Calleja

Emails: [REDACTED]

(b) To the Joint Guarantor:

Address: 59 Ave. Sur, entre Ave. Olímpica y Calle El Progreso, 2934, San Salvador

Telephones: Gabriel Navarrete [REDACTED], Kevin Aguirre [REDACTED], Carlos Calleja [REDACTED]

Attention: Gabriel Navarrete, Kevin Aguirre, Carlos Calleja

Emails: [REDACTED]

(c) To the Administrative Agent:

[REDACTED]

(c) to the Guarantors:

Talgarth:

Address: PH ARIFA 10º piso, Bulevar Oeste, Sta. Maria Business District, Panama City, Panama

Telephones: Gabriel Navarrete [REDACTED], Kevin Aguirre [REDACTED], Carlos Calleja [REDACTED]

Attention: Gabriel Navarrete, Kevin Aguirre, Carlos Calleja

Emails: [REDACTED]

Francisco Javier Calleja Malaina

Address: 59 Ave. Sur, entre Ave. Olímpica y Calle El Progreso, 2934, San Salvador

Telephones: Gabriel Navarrete [REDACTED], Kevin Aguirre [REDACTED], Carlos Calleja [REDACTED]

Attention: Gabriel Navarrete, Kevin Aguirre, Carlos Calleja

Emails: [REDACTED]

(e) To the Creditors, at the address shown in Annex 1 or in the Instrument of Assignment, as the case may be.

Any Party may change its address for receipt of communications by notifying the Administrative Agent five (5) Panama and El Salvador Business Days prior to the effective date of such change. The Administrative Agent may change its address for receipt of communications by notifying the other Parties five (5) Panama and El Salvador business days prior to the effective date of such change.

32.3 Effectiveness. Except as provided below, any communication in connection with a Financing Document shall be deemed to have been received for all purposes (whether or not actually received):

(a) If delivered in person, at the time of delivery.

(b) If sent by courier, five (5) calendar days after the date on which it is delivered to the courier company, carriage paid and properly addressed.

(c) If sent by e-mail, when the e-mail is delivered to its addressee.

(d) A communication given under paragraph (a) through (c) above, but received on a day that is not a business day in Panama and in El Salvador or after business hours at the place of receipt, shall be deemed to have been received on the next business day in Panama and in El Salvador.

32.4 Debtor. All communications in connection with the Financing Documents given or received by the Debtor shall be made and channeled through the Administrative Agent.

33. LANGUAGE

All communications in connection with the Financing Documents will be made in Spanish.

34. LAW

(a) This Contract shall be subject to and construed in accordance with the laws of Panama. The foregoing is without prejudice to the applicability of Salvadoran law with respect to, and in connection with, the Several and Joint Guarantee, the Salvadoran Economic Rights Assignment, the Salvadoran Public Deed and the Salvadoran Promissory Notes, and their enforceability and enforcement.

(b) The Promissory Notes shall be subject to the laws of Panama.

(c) The Several and Joint Guarantee referred to in Sub-Clause 15.1 of this Contract, the Salvadoran Assignment of Economic Rights, the Salvadoran Public Deed and the Salvadoran Promissory Notes shall be subject to the laws of El Salvador.

35. APPLICABLE JURISDICTION

35.1 Competent courts. (a) The Debtor irrevocably agrees that the civil circuit courts of Panama City, Panama shall have jurisdiction to hear any controversy, difference or dispute arising in connection with the validity, performance, termination or execution of this Agreement and/or the Loans. Likewise, the Debtor, the Joint Guarantor and the Guarantors irrevocably agree that the common courts of the city of San Salvador, El Salvador shall have jurisdiction to hear any action, controversy or dispute arising in connection with the validity, performance or execution of the Several and Joint Guarantee, the Salvadoran Assignment of Economic Rights, the Salvadoran Public Deed and/or the Salvadoran Promissory Notes.

(b) The Debtor acknowledges that the civil circuit courts of Panama City, Panama, are the most appropriate and convenient courts to resolve any dispute in connection with this Agreement and/or the Loans and, therefore, hereby irrevocably waives any objection they may have to such forum and waives domicile.

(c) The provisions of paragraphs (a) and (b) above shall be construed to be made only in favor of the Creditors and/or the Administrative Agent. Accordingly, nothing in this Clause shall prevent a Creditor and/or the Administrative Agent from instituting legal proceedings or taking any other legal action in any other court or jurisdiction (whether domestic or foreign) or from instituting proceedings or taking simultaneous actions in various courts or other jurisdictions (whether domestic or foreign).

35.2 Waiver of immunity. The Debtor irrevocably and unconditionally (i) agrees not to claim any immunity in a proceeding brought against it by a Creditor and/or the Administrative Agent in connection with the Financing Documents; (ii) consents to any judgments and orders, injunctions and enforcement measures entered against it in such proceeding; and (iii) waives any immunity that it or its assets enjoy.

This contract has been executed on the date and at the place indicated at the beginning of this contract.

[SIGNATURE SHEETS BELOW]